Exhibit 10.31

EXECUTION VERSION

AUTOGRAPH COLLECTION® HOTELS

AUTOGRAPH COLLECTION FRANCHISE AGREEMENT

FRANCHISOR: MARRIOTT INTERNATIONAL, INC.

FRANCHISEE: KBS SOR II Q&C OPERATIONS, LLC

DATE: DECEMBER 17, 2015

989573v2 – New Orleans Q&C Hotel, LA
Autograph Collection 859810v2 (03/31/2015)
12/04/2015

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10. SYSTEM AND STANDARDS; FRANCHISEE ASSOCIATION		10
10.1	Compliance with System and Standards	10
10.2	Modification of the System and Standards	10
10.3	Franchisee Association	10
11. PROPRIETARY MARKS AND INTELLECTUAL PROPERTY		11
11.1	Franchisor's Representations Concerning the Proprietary Marks	11
11.2	Franchisee's Use of Intellectual Property and the System	11
11.3	Franchisee's Use of Other Marks	13
11.4	Websites and Domain Names	13
11.5	Use of Franchisee Marks; Name of Hotel	13
12. CONFIDENTIAL INFORMATION; DATA PROTECTION LAWS		14
12.0	Confidential Information	14
12.2	Data Protection Laws	15
13. ACCOUNTING AND REPORTS; TAXES		15
13.1	Accounting	15
13.2	Books, Records and Accounts	15
13.3	Accounting Statements	15
13.4	Franchisor Examination and Audit of Hotel Records	16
13.5	Taxes	16
14. INDEMNIFICATION		17
15. INSURANCE		17
15.1	Insurance Required	17
15.2	Other Requirements	18
16. FINANCING OF THE HOTEL		18
17. TRANSFERS		18
17.1	Franchisee's Transfer Rights	18
17.2	Transfers Not Requiring Notice of Consent	18
17.3	Transfers Requiring Notice but Not Consent	19
17.4	Transfers Requiring Notice and Consent	20
17.5	Proposed Transfer to Competitor and Right of First Refusal	22
17.6	Restricted Persons	23
17.7	Transfers by Franchisor	23
18. PROSPECTUS REVIEW		23
18.1	Franchisor's Review of Prospectus	23
18.2	Exemption from Review	23
19. DEFAULT AND TERMINATION		24
19.1	Immediate Termination	24
19.2	Default with Opportunity to Cure	25
19.3	Suspension of Reservation System	25
19.4	Damages	25
20. POST-TERMINATION		27
20.1	Franchise Obligations	27

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20.2	Franchisor's Rights on Expiration or Termination	28
21. CONDEMNATION AND CASUALTY		28
21.1	Condemnation	28
21.2	Casualty	28
22. COMPLIANCE WITH APPLICABLE LAW; LEGAL ACTIONS		29
22.1	Compliance with Applicable Law	29
22.2	Notice of Legal Actions	29
23. RELATIONSHIP OF PARTIES		29
24. GOVERNING LAW; INTERIM RELIEF; COSTS OF ENFORCEMENT; WAIVERS		29
24.1	Governing Law and Jurisdiction	29
24.2	Equatable Relief	29
24.3	Costs of Enforcement	29
24.4	WAIVER OF PUNITIVE DAMAGES	30
24.5	WAIVER OF JURY TRIAL	30
25. NOTICES		30
26. REPRESENTATIONS AND WARRANTIES		30
26.1	Existence; Authorization; Ownership; Other Representations	31
26.2	Additional Franchisee Acknowledgments and Representations	31
27. MISCELLANEOUS		32
27.1	Counterparts	32
27.2	Construction and Interpretation	32
27.3	Reasonable Business Judgment	33
27.4	Consents and Approvals	33
27.5	Waiver	33
27.6	Entire Agreement	33
27.7	Amendments	33
27.8	Survival	34
EXHIBIT A KEY TERMS		A-1
EXHIBIT B DEFINITIONS		B-1
EXHIBIT C CONVERSION		C-1
EXHIBIT D DESIGN AND INDEPENDENT HOTEL BRAND REQUIREMENTS		D-1

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FRANCHISE AGREEMENT
This Agreement between Franchisor and Franchisee is executed and becomes effective on the Effective Date.
RECITALS
A.    Franchisor owns the System and Franchisee has requested a license to use the System to operate the Hotel as a System Hotel at the Approved Location.
B.    Franchisor has agreed to grant a license to Franchisee subject to the terms of this Agreement.
C.    Guarantor will provide the Guaranty.
NOW, THEREFORE, in consideration of the promises in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Franchisor and Franchisee agree as follows:

1.	LICENSE
1.1    Limited Grant. Franchisor grants to Franchisee a limited, non-exclusive license to use the Proprietary Marks and the System to operate the Hotel as a System Hotel at the Approved Location under the terms of this Agreement.
1.2    Franchisor’s Reserved Rights.
A.    Development Activities. Franchisee agrees that Franchisor and its Affiliates reserve the right to conduct Development Activities at any location, other than the Approved Location, without notice to Franchisee, subject to Item 9 of Exhibit A. Franchisee covenants not to do anything that may interfere with Franchisor’s and its Affiliates’ exercise of such right to conduct Development Activities.
B.    Territorial Rights. Franchisee agrees that it is not entitled to any territorial rights or exclusivity, except as stated in Item 9 of Exhibit A.
C.    Use of the System. Franchisee acknowledges that Franchisor and its Affiliates will allow other Franchisor Lodging Facilities to use various parts of the System and may allow other lodging facilities to use various parts of the System under affiliation or marketing agreements.

2.	TERM
2.1    Term. The term of this Agreement is stated in Item 4 of Exhibit A (the “Term”).
2.2    Not Renewable. This Agreement expires on the last day of the Term, and the rights granted under it are not renewable and Franchisee has no expectation of any right to extend the Term.

3.	FEES, CHARGES AND COSTS
3.1    Application Fee; Expansion Fee. Franchisee has paid Franchisor the non-refundable application fee stated in Item 10 of Exhibit A. If Franchisor approves an increase in the number of Guestrooms in the Hotel under Section 4.1, Franchisee will pay an expansion fee equal to the then-current per‑Guestroom charge for calculating the application fee for System Hotels, multiplied by the number of additional Guestrooms.
3.2    Franchise Fees. Beginning on the Opening Date, Franchisee will pay Franchisor for each month an amount equal to the percentage of Gross Room Sales stated in Item 11 of Exhibit A for such month (the “Franchise Fees”). Franchisee will not offer complimentary or reduced-price Guestrooms or food and beverage to benefit any other business at or outside of the Hotel.
3.3    Franchisor Travel Costs. If Franchisor requests, Franchisee will reimburse Franchisor for all Travel Costs for individuals designated by Franchisor to provide training, inspections or services for the Hotel, including counseling and advisory services, which will not exceed the amounts permissible under Franchisor’s corporate travel policies. If the Hotel is not in a sold-out position, Franchisee will provide complimentary lodging at the Hotel to such individuals while they are providing such training, inspections, or services, and to Franchisor’s representatives or independent auditors while conducting audits.
3.4    Other Fees, Charges and Costs. Franchisee will pay the fees, charges and costs in the following Sections: Section 4.4 (Design Process); Sections 6.2 and 6.3 (Marketing Fund and Additional Marketing Programs); Section 7 (Electronic Systems); Section 8.3.C. (Inspections); Section 9.1 (Training); Section 16 (Comfort Letter); Section 17 (Transfer); Section 20.1.B. (Termination); and Exhibit C (Inspections; Additional Work; Site Visits; Extensions). Franchisee will also pay Franchisor for: (i) any goods or services purchased, leased or licensed by Franchisee from Franchisor, including any costs related to purchasing, installing and upgrading any Electronic Systems; (ii) any optional or mandatory programs in which Franchisee participates; (iii) any costs of System modifications; and (iv) any other amounts due under this Agreement and any other Marriott Agreement.
3.5    Calculation of Fees, Charges and Costs. The fees, charges and costs under Section 3.4 will be computed on a fair and consistent basis among similarly situated System Hotels. Franchisor may change such fees, charges and costs to reflect: (i) any increase or decrease in the costs of providing the relevant goods or services; (ii) any change in the method Franchisor uses to determine allocation of the applicable charges; or (iii) any change in the competitive needs of the System.
3.6    Timing of Payments and Performance of Services.
A.    Timing of Payments. Franchise Fees are due within 20 days after the end of each month. All other payments are due as invoiced. All payments will be made by wire transfer to the accounts designated by Franchisor or by such other method as Franchisor approves.
B.    Affiliates and Designees. Any service or obligation of Franchisor under this Agreement may be performed by an Affiliate or designee of Franchisor. Franchisor may designate that payment be made to the Person performing the service. Any reference in this Agreement to Franchisor concerning payments or performance of services includes such Affiliates and designees. Any designation for the performance of services will not relieve Franchisor or Franchisee of any of their obligations under this Agreement.
3.7    Interest on Late Payments. If any payment due under this Agreement is not received by its due date, such payment will be overdue, and Franchisor may require Franchisee to pay interest that will accrue at a rate of 18% per annum (or, if less, the maximum interest rate permitted by Applicable Law) from the date such overdue amount was due until paid. Franchisor’s right to receive interest is in addition to any other remedies Franchisor may have.

4.	HOTEL CONSTRUCTION, DESIGN, RENOVATION AND MAINTENANCE
4.1    Number of Guestrooms; Expansion. The Hotel will have the number of Guestrooms stated in Item 7 of Exhibit A or such other number approved by Franchisor. Franchisee may expand the Hotel or build additional Guestrooms in compliance with this Agreement only with Franchisor’s prior written approval. If additional Guestrooms are approved, Franchisee will pay an expansion fee under Section 3.1.
4.2    Initial Construction or Renovation of the Hotel. Franchisee will timely start and complete the initial construction or renovation of the Hotel, as applicable, to Franchisor’s satisfaction in accordance with Section 4.4, Exhibit C and the Standards (the “Initial Work”).
4.3    Periodic Renovations.
A.    Replacement of FF&E. Franchisee will timely start and complete the periodic renovation of all Guestrooms and Public Facilities to Franchisor’s satisfaction in accordance with Section 4.4 and the Standards, including replacing Soft Goods and Case Goods periodically as required by the Standards (“Periodic Renovations”). At the time of any replacement of FF&E, Franchisor may require Franchisee to upgrade the rest of the Hotel to conform to the Standards applicable to similarly situated System Hotels.
B.    Reserve Account. Franchisee will fund the cost of all renovations at the Hotel. Franchisee will establish a reserve account at a financial institution (the “Reserve”) so that funds are available to complete the Periodic Renovations.
1.    The Reserve will be used only for renovations of Guestrooms and Public Facilities including replacement of Soft Goods and Case Goods. The Reserve will not be used for repairs or replacements to the structure of the Hotel building or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, which structure and systems will be maintained in good condition with other funds.
2.    Franchisee will transfer into the Reserve an amount equal to the percentage of Gross Revenues for each month as stated in Item 18 of Exhibit A. Such transfer will be made within 15 days after the end of each month.
3.    At the end of each year, any amounts remaining in the Reserve will remain in the Reserve, and will not decrease the amount required to be deposited in the Reserve.
4.    Amounts required under Section 4.3.B.2 may be insufficient to maintain the Hotel in accordance with the Standards, and if so, Franchisee will provide additional funds to maintain the Hotel to the Standards.
4.4    Design Process. Franchisee will obtain the Product Quality Standards from Franchisor within 10 days of the Effective Date for the Initial Work, and in a timely manner for any Periodic Renovation. In connection with the Initial Work and any Periodic Renovation, Franchisee will comply with the following requirements (the “Design Process”):
A.    Design Team. For the Initial Work, and as needed for Periodic Renovations, Franchisee will retain a qualified registered architect, engineer and interior designer, and based on the nature of the project, Franchisor may require that Franchisee retain other specialty consultants. Franchisee will provide Franchisor the name, address and relevant work experience on similar projects for any such

Person that Franchisee proposes to retain, and Franchisor will have 30 days after receipt of such information to notify Franchisee of its election to consent or withhold its consent. Franchisor’s election to consent or withhold its consent will be based on prior experiences with such Person and such Person’s reputation and experience on similar projects. If Franchisor does not respond to Franchisee within 30 days after Franchisor’s receipt of such information, then Franchisee may retain such Person. Neither Franchisor’s failure to respond nor Franchisor’s consent to the use of such Person will be deemed an endorsement or recommendation by Franchisor. Franchisor is not liable for the unsatisfactory performance of any Person retained by Franchisee.
B.    Submission of Plans. For the Initial Work and Periodic Renovations, Franchisee will adapt the Product Quality Standards to the Hotel and Applicable Law, including Accessibility Requirements. For the Initial Work, and if Franchisor requests for any Periodic Renovations, Franchisee will prepare and submit Plans electronically in the phases and with the detail required by the Standards. The Plans will not deviate from the Product Quality Standards unless previously approved by Franchisor, and any such deviations will be clearly designated in a separate document delivered along with the Plans.
C.    Review of Plans. Franchisor will promptly review the Plans only for compliance with the Product Quality Standards and any applicable property improvement plan, and in the case of the Initial Work, to confirm that the number, configuration and location of Guestrooms and the size, configuration and location of Public Facilities are as previously approved by Franchisor. If Franchisor determines that the Plans do not satisfy such requirements, Franchisor may require changes and Franchisee will deliver revised Plans incorporating such changes. If Franchisor determines that the Plans are incomplete, Franchisor may defer its review of the Plans until it receives complete Plans. Based on the level of complexity of the Plans, the custom nature of the project or the services requested or needed, Franchisor may charge its then-current fee for reviewing the Plans and inspecting the Hotel plus Travel Costs. Franchisee will not begin the Initial Work or any Periodic Renovation requiring submission of Plans until Franchisor confirms in writing that such Plans comply with such requirements. On receipt of Franchisor’s confirmation, Franchisee will promptly submit the final Plans electronically. Once finalized, the Plans will not be changed without Franchisor’s prior consent. Franchisee will ensure that the renovation of the Hotel is completed in accordance with the Plans.
D.    Compliance with Applicable Law. Franchisee (and not Franchisor or its Affiliates) is responsible for ensuring that the Plans comply with Applicable Law, including Accessibility Requirements. Franchisor and its Affiliates will have no liability or obligation concerning the means, methods or techniques used in constructing or renovating the Hotel. Franchisee will not reproduce, use or permit the use of the Product Quality Standards or Plans other than for the Hotel.
4.5    Design and Independent Hotel Brand.
A.    Franchisee Responsible for Design and Independent Hotel Brand. Franchisor does not specify the Design or the Independent Hotel Brand of System Hotels in the Standards. Franchisee is responsible for creating and maintaining an identifiable Design and Independent Hotel Brand for the Hotel.
B.    Approval of Design and Independent Hotel Brand. The existing Design and Independent Hotel Brand of the Hotel is approved, except for the ongoing requirements specific to the Hotel in Exhibit D. Franchisor may require Franchisee to retain a Franchisor-approved branding consultant and interior design firm, develop a communications and marketing plan, implement a service experience program, and create spaces and experiences to reinforce the Design and Independent Hotel Brand. Franchisee will retain any required branding consultant and interior design firm until the satisfactory implementation of the Design and Independent Hotel Brand as determined by Franchisor.

Franchisee must obtain Franchisor’s approval for any future material change to the Design and the Independent Hotel Brand, which will not be unreasonably withheld. Nothing in this Section 4.5.B. affects Franchisee’s obligation to comply with the Quality Assurance Program, the Standards, including the Product Quality Standards, or to maintain the Hotel in good repair and first-class condition. Nothing in this Section 4.5.B limits Franchisor’s right to impose Standards, including Product Quality Standards, for the quality or condition of the Hotel.
4.6    Maintenance. Franchisee will maintain the Hotel in good repair and first-class condition and in conformity with Applicable Law and the Standards. Franchisee will make repairs, alterations and replacements to the Hotel as required by the Standards. Franchisee will not make any material alterations to the Hotel without Franchisor’s prior consent, unless such alterations are required by Applicable Law or for the continued safe and orderly operation of the Hotel.

5.	FURNITURE, FIXTURES, EQUIPMENT, INVENTORIES AND SUPPLIERS
Franchisee will use only high quality signs, FF&E, Inventories and Fixed Asset Supplies that are consistent with the Design of the Hotel as approved under Section 4.5. Franchisor may designate in the Product Quality Standards requirements for such signs, FF&E, Inventories and Fixed Asset Supplies. The requirements of this Section 5 are to ensure that items used at System Hotels are of high quality to maintain the integrity and reputation of the System. Before purchasing FF&E to be used in constructing or renovating the Hotel, if requested by Franchisor, Franchisee will prepare furnished models of Guestrooms, color boards and drawings for Franchisor’s confirmation that such proposed FF&E will meet the Product Quality Standards. Franchisor will promptly respond to Franchisee’s proposal. Franchisee will purchase the Autograph Collection plaques required for all System Hotels from a designated supplier.

6.	ADVERTISING AND MARKETING; PRICINGS, RATES AND RESERVATIONS
6.1    Franchisee’s Local Advertising and Marketing Programs.
A.    Local Advertising. Franchisee will undertake local advertising, marketing, promotional, sales and public relations programs and activities for the Hotel, including preparing and using any Marketing Materials, in accordance with the Standards.
B.    Use of Signs and Marketing Materials. Franchisee will use signs and other Marketing Materials only in the places and manner approved or required by Franchisor and in accordance with the Standards and Applicable Law. Franchisee will deliver samples of Marketing Materials not provided by Franchisor and obtain prior approval from Franchisor before any use. If Franchisor withdraws its approval, Franchisee will promptly stop using such Marketing Materials. Any Marketing Materials developed by Franchisee may be used or modified by other Franchisor Lodging Facilities without compensation to Franchisee.
6.2    Marketing Fund.
A.    Marketing Fund Activities. To promote general public recognition of the Proprietary Marks and use of System Hotels, Franchisor may undertake the following activities (the “Marketing Fund Activities”):
1.    brand strategy and brand development activities;
2.    the creation, production, placement and distribution of Marketing Materials in any form of media;

3.    advertising, marketing, promotional, public relations, inventory management, reservation activities and sales campaigns, programs, sponsorships, seminars and other sales activities;
4.    market research and oversight and management of the guest satisfaction program and the Loyalty Programs; and
5.    the retention or employment of personnel, advertising agencies, marketing consultants and other professionals or specialists to assist in the development, implementation and administration of any such activities.
These activities may be conducted on a local, regional, national or Category basis. Franchisor may modify the Marketing Fund Activities from time to time.
B.    Marketing Fund Contribution. Beginning on the Opening Date, Franchisee will pay Franchisor for each month an amount equal to the percentage of Gross Room Sales stated in Item 12 of Exhibit A for such month, which Franchisor will use for the Marketing Fund Activities (the “Marketing Fund Contribution”). Franchisor may change the method of funding the Marketing Fund Activities (including by establishing methods of funding Marketing Fund Activities other than by the Marketing Fund Contribution) or the amount of the Marketing Fund Contribution, and Franchisee will be bound by any such changes. System Hotels operated by Franchisor or its Affiliates will make contributions to the Marketing Fund at the same percentage of Gross Room Sales required of System franchisees.
C.    Benefits. Franchisor may use the Marketing Fund for purposes that benefit or include System Hotels as a whole, groups of System Hotels and other Franchisor Lodging Facilities in addition to System Hotels. Franchisor has no obligation to ensure that any particular System Hotel, including the Hotel, benefits from Marketing Fund Activities on a pro-rata or other basis or that the Hotel will benefit from the Marketing Fund Activities proportionate to the Marketing Fund Contribution paid by Franchisee.
D.    Allotment of Marketing Materials. If Marketing Materials are produced using funds from the Marketing Fund, all System Hotels will receive an allotment of relevant materials. If Franchisee requests Marketing Materials in addition to the portion allotted to Franchisee, Franchisor may require Franchisee to pay additional costs.
E.    No Fiduciary Duty. Franchisor and its Affiliates do not hold the Marketing Fund Contribution as a trustee or as a trust fund and have no fiduciary duty to Franchisee for the Marketing Fund. The Marketing Fund Contribution may be commingled with other money of Franchisor and its Affiliates and used to pay all costs, including administrative costs, salaries and overhead, and collection and accounting costs, incurred by Franchisor or any of its Affiliates for the Marketing Fund and the Marketing Fund Activities. Franchisor or its Affiliates may (but are not obligated to): (i) loan money for Marketing Fund Activities and charge interest on any such loan; and (ii) use the Marketing Fund Contribution to repay any such loan plus interest. On request, Franchisor will provide to Franchisee an unaudited accounting of the uses of amounts in the Marketing Fund for any fiscal year of Franchisor if such request is made between 90 and 180 days after the end of such fiscal year.
F.    Permitted Changes. Franchisor may change the local, country, regional, continental or international scope of the Marketing Fund or the Marketing Fund Activities and discontinue any Marketing Fund Activities.

6.3    Additional Marketing Programs. Franchisor may provide, and Franchisee will participate in, Additional Marketing Programs that are mandatory for similarly situated System Hotels. Franchisee may elect to participate in optional Additional Marketing Programs. Franchisee will pay for Additional Marketing Programs in which it participates on the same basis as other participating System Hotels.
6.4    Pricing, Rates and Reservations.
A.    Pricing and Rates. Franchisee is responsible for setting its own prices and rates for Guestrooms and other products and services at the Hotel, including determining any prices or rates that appear in the Reservation System. Franchisor may, however: (i) prohibit certain types of charges or billing practices that Franchisor determines are misleading or detrimental to the System, including price-gouging or incremental fees for services that guests would normally expect to be included in the Guestroom charge; (ii) require that Franchisee price consistently in all distribution channels; or (iii) impose other pricing requirements permitted by Applicable Law.
B.    Pricing Recommendations; Participation in Programs. Franchisor may recommend prices or rates for the products and services offered by Franchisee or require participation in various sales or inventory management programs or promotions offered by Franchisor. Franchisor’s recommendations are not mandatory; Franchisee is ultimately responsible for determining the prices or rates at which it offers its products and services, and Franchisor’s recommendations are not a representation or warranty by Franchisor that the use of such recommended prices or rates will produce, increase, or optimize Franchisee’s profits. Franchisor will have no liability for any such recommendations, including those made in connection with any sales activity or Inventory Management. Franchisor may require Franchisee to participate in Inventory Management or may act as Sales Agent for Franchisee. If Franchisor is acting as Sales Agent for Franchisee, Franchisee consigns hotel inventory to Franchisor, and Franchisee retains all risk of loss of unsold inventory or inventory sold at a reduced price.
C.    Honoring Reservations. Franchisee will provide its prices and rates for use in the Reservation System in accordance with the Standards. Franchisee will: (i) honor any prices, rates or discounts that appear in the Reservation System or elsewhere; (ii) honor all reservations made through the Reservation System or that are confirmed; and (iii) not charge any Hotel guest a rate higher than the rate specified for the Hotel guest’s reservation in the Reservation System or, if not made through the Reservation System, in the reservation confirmation. Franchisee will also honor all pricing and terms for any other product or service offered in connection with the Hotel.

7.	ELECTRONIC SYSTEMS
7.1    Systems Installation and Use. At its cost, Franchisee will purchase or lease, install, maintain and use at the Hotel all mandatory Electronic Systems (and optional Electronic Systems that Franchisee elects to use) in compliance with the Standards or other approved specifications. Franchisee will pay all Electronic Systems Fees to Franchisor. Franchisee will not use the Electronic Systems for any purpose except for the benefit of the Hotel.
7.2    Reservation System. Subject to Section 19.3, Franchisor will make the Reservation System available to the Hotel. Franchisee will cause the Hotel to participate in the Reservation System in accordance with the Standards and this Agreement. Franchisor is not required to make the Reservation System available to the Hotel for any reservations occurring after the expiration or termination of this Agreement.

7.3    Electronic Systems Provided Under License. As a condition to using the Electronic Systems, Franchisee will execute the Electronic Systems License Agreement. The Electronic Systems that are proprietary to Franchisor or third-party vendors, as applicable, will remain their sole property. Franchisee will treat the Electronic Systems as confidential at all times. The Electronic Systems may be modified, replaced or become obsolete, and new Electronic Systems may be created to meet the needs of the System and changes in technology. If Franchisor determines that it is necessary to amend or replace the Electronic Systems License Agreement because of such events, Franchisee will execute the then-current form of, or an amendment to, the Electronic Systems License Agreement.
7.4    Access to Information. Franchisor may access the Electronic Systems to obtain marketing, sales and guest information and Franchisee will take all actions reasonably necessary to provide such access. Franchisor and its Affiliates may use any data related to the Hotel, Franchisee and its Affiliates obtained through the Electronic Systems, including Guest Profile Data.

8.	HOTEL OPERATIONS
8.1    Operator of the Hotel.
A.    Franchisor Consent Required. The Hotel will be operated only by Franchisee or a Management Company, in either case, only with the prior consent of Franchisor. Any Management Company and Franchisee will execute and deliver to Franchisor a Management Company Acknowledgment in the form contained in the then-current Disclosure Document. Franchisee will at all times be responsible for complying with the obligations of this Agreement even though Franchisee may retain a Management Company. Franchisor has consented to the Person identified in Item 8 of Exhibit A to operate the Hotel. Franchisor’s consent may be withdrawn at any time if Franchisor determines that such Person is no longer qualified to operate the Hotel.
B.    Conditions for Consent. Franchisor may withhold its consent to any proposed management company that: (i) Franchisor determines (a) is not financially capable, (b) does not have the managerial skills or operational capacity required to operate the Hotel in accordance with the Standards and this Agreement or (c) is a Competitor, an Affiliate of a Competitor, or the principal operator of hotels for a Competitor; (ii) does not provide Franchisor with all information and access that Franchisor reasonably requests; or (iii) has (or any of its Affiliates have) (a) been convicted of a Serious Crime, (b) engaged in conduct that Franchisor determines may adversely affect the Hotel, the System or Franchisor’s interests or (c) been a party to any material civil litigation with Franchisor or its Affiliates. Franchisor will not consent to any proposed management company that is a Restricted Person, is an Affiliate of a Restricted Person, or in which a Restricted Person has an interest. Franchisor has the right to review any management agreement between Franchisee and its proposed management company.
C.    Change in Circumstances. If there is a change in Control of the Management Company or if the Management Company becomes a Competitor (or an Affiliate of a Competitor) or a Restricted Person (or an Affiliate of a Restricted Person), or if Management Company becomes the principal operator for a Competitor or if there is a material adverse change to the financial condition or operational capacity of the Management Company, Franchisee will promptly notify Franchisor of any such event together with such additional information that Franchisor may reasonably request. Based on these changed circumstances, Franchisor may require Franchisee to terminate its agreement with such Management Company and retain a replacement management company that will be subject to Franchisor’s consent. After Franchisor receives such notice and any such additional information Franchisor reasonably requests, Franchisor will respond to Franchisee within 30 days.

8.2    Employees.
A.    Hotel Staffing. Franchisee will ensure that suitable qualified individuals are employed at the Hotel sufficient to staff the Hotel. Managers at the Hotel will devote their full time to the management and operation of the Hotel and supervision of employees. Franchisee will use its best efforts to ensure that Hotel employees at all times comply with the Standards.
B.    Hotel Employment Matters. All employment decisions at the Hotel will be made solely by Franchisee or the Management Company. Franchisor does not direct or control the employment policies or decisions for the Hotel. All employees at the Hotel are solely employees of Franchisee or the Management Company, not Franchisor, and neither Franchisee nor the Management Company is Franchisor’s agent for any purpose with regard to Hotel employees. Franchisee or the Management Company will promptly inform Franchisor whenever it hires a general manager.
C.    Communication with Managers and Management Company. Franchisor may communicate directly with the managers at the Hotel and the Management Company about day-to-day operations of the Hotel and Franchisor may rely on such statements of the managers and Management Company. Such communications will not affect the requirements of Section 25 or Section 27.7. Franchisor will under no circumstances direct or control such Hotel operations.
8.3    Compliance with the Standards.
A.    Required Activities. Franchisee will: (i) operate the Hotel at all times in compliance with the Standards; (ii) fully participate in the Quality Assurance Program and all mandatory programs for System Hotels (which may require providing complimentary guestrooms and refunds); (iii) offer all guest services required for System Hotels (which may include complimentary services); (iv) make all payments due in accordance with the terms of all contracts and invoices related to the Hotel, except for payments that are disputed in good faith; and (v) provide all food and beverage service in the Hotel in compliance with the Standards and Applicable Law.
B.    Prohibited Activities. Except as permitted in the Standards, Franchisee will not, without Franchisor’s prior approval: (i) knowingly permit gambling to take place at the Hotel or use the Hotel for any casino, lottery, or other type of gaming activities, or directly or indirectly associate with any gaming activity; or (ii) knowingly permit adult entertainment activities at the Hotel.
C.    Inspection Rights. Franchisee will permit Franchisor’s representatives to enter and inspect the Hotel at all reasonable times to confirm that Franchisee is complying with the terms of this Agreement and the Standards, and to test the equipment, food products and supplies at the Hotel. In conducting such inspections, Franchisor will not unduly interfere with the operation of the Hotel. Franchisee will pay any costs related to such inspections, including costs of third-party inspectors, and costs of the development, ongoing sustainment and field support and a reasonable return on capital related to the inspection component of the Quality Assurance Program.
8.4    System Promotion; No Diversion to Other Businesses.
A.    System Promotion. Franchisee will use reasonable efforts to encourage and promote the use of System Hotels and will refer reservation requests that cannot be fulfilled by the Hotel to other System Hotels or Franchisor Lodging Facilities in accordance with the Standards.
B.    No Diversion to Other Businesses. Franchisee will not use any part of the Hotel for any business other than operating a System Hotel. Franchisee will not use any part of the Hotel or the

System to divert business to, or promote, any other business at or outside of the Hotel. This prohibition includes advertising hotels, vacation or timeshare facilities or any similar product sold on a periodic basis not operated under a trade name or trademark owned by Franchisor or any of its Affiliates (including those which Franchisee or its Affiliates operate or in which they have an Ownership Interest).
C.    Notice of Certain Hotel Acquisitions. Franchisee will promptly notify Franchisor if it or any of its Affiliates acquires any Ownership Interest in any full-service hotel located or to be located within five miles of the Hotel.

9.	TRAINING, COUNSELING AND ADVISORY SERVICES
9.1    Training. The Hotel will at all times be managed by personnel who have successfully completed all mandatory training under the Standards. Franchisor may offer optional training related to operating System Hotels. Franchisee will pay (i) all tuition, supplies, and Travel Costs and allocations of internal costs and overhead of Franchisor and its Affiliates for any training in which Franchisee participates; (ii) an annual charge based on an allocation among System Hotels for the costs of developing and providing such training; and (iii) a charge for the general manager conference, regardless of whether Franchisee’s personnel attend. Franchisee will provide training required by Franchisor for personnel working at the Hotel.
9.2    Counseling and Advisory Services. Franchisor will make representatives available at Franchisor’s designated offices or at the Hotel to consult with Franchisee about the design and operation of the Hotel as a System Hotel. Franchisor may require Franchisee to pay the Travel Costs of such representatives who consult at the Hotel.

10.	SYSTEM AND STANDARDS; FRANCHISEE ASSOCIATION
10.1    Compliance with System and Standards. Franchisee agrees that conformity with all aspects of the System and the Standards is essential to maintain the uniform quality and guest service of System Hotels. Franchisee will comply at all times with the Standards and operate the Hotel in compliance with the System and the Marriott Agreements. Franchisor will make the Standards available to Franchisee through the Electronic Systems or in such other manner Franchisor deems appropriate. The Standards will at all times remain the sole property of Franchisor and its Affiliates.
10.2    Modification of the System and Standards. Franchisor and its Affiliates may modify the System and Standards, and such modifications may include materially changing, adding or deleting elements of the System or the Standards. Franchisee agrees that modifications to the System may be made for all System Hotels or for any Category of System Hotels. Franchisor may allocate the costs of System modifications among System Hotels or any Category of System Hotels on a fair and consistent basis. Such costs may include development costs and a reasonable return on capital. Any modifications to the System and Standards will take into consideration the independent nature of System Hotels and their Designs and Independent Hotel Brands. Franchisor will not require Franchisee to change materially the Design or Independent Hotel Brand as part of any modification of the System or Standards.
10.3    Franchisee Association. Subject to compliance with certain membership requirements, Franchisee, Franchisor and other System Hotel franchisees and licensees are eligible to participate in an association organized to consider and make recommendations on matters related to the operation of System Hotels (the “Association”). Franchisee will pay any Association dues and assessments, which will be consistently applied to all System Hotel franchisees. The Association will vote on bylaws and election of officers. Franchisor will regard recommendations of the Association as expressing the consensus of members of the Association.

11.	PROPRIETARY MARKS AND INTELLECTUAL PROPERTY
11.1    Franchisor’s Representations Concerning the Proprietary Marks.
A.    Representations. Franchisor represents that:
1.    Franchisor and its Affiliates have the right to grant Franchisee the right to use the Proprietary Marks in accordance with this Agreement; and
2.    Franchisor and its Affiliates will take all steps reasonably necessary to preserve and protect the ownership and validity of the Proprietary Marks. Franchisor will not be required to maintain any registration for any Proprietary Marks that Franchisor determines, in its sole discretion, cannot or should not be maintained.
B.    Indemnification for Infringement Claims. Franchisor will indemnify and hold Franchisee harmless against claims that Franchisee’s use of the Proprietary Marks in accordance with this Agreement infringes the rights of any third party unrelated to Franchisee, if Franchisee: (i) is in compliance with this Agreement, (ii) gives prompt notice of any such claim to Franchisor, (iii) permits Franchisor to have sole control over the defense and settlement of the claim and (iv) cooperates fully with Franchisor in defending or settling the claim.
11.2    Franchisee’s Use of Intellectual Property and the System.
A.    Use of the Intellectual Property and the System. Franchisee agrees that:
1.    Franchisee will use the Intellectual Property and the System only for the operation of the Hotel and only in the form and manner as provided in the Standards or approved by Franchisor. Franchisee will offer or sell only those goods and services under the Proprietary Marks that are of a nature and quality that comply with the Standards. Any use of the System not authorized by Franchisor will constitute an infringement of Franchisor’s rights and a default under Section 19.2 of this Agreement;
2.    Franchisee will use the Proprietary Marks only in substantially the same places, combination, arrangement and manner as provided in the Standards or approved by Franchisor;
3.    Franchisee will identify itself as a franchisee or licensee of Franchisor and the owner or operator of the Hotel only in the form and manner as provided in the Standards. Franchisee will not use any Proprietary Marks in any manner that could imply that Franchisee has an Ownership Interest in the Proprietary Marks;
4.    Franchisee has no right to, and will not, Transfer, sublicense or allow any Person to use any part of the System, unless permitted in this Agreement;
5.    Franchisee will not use any part of the System to incur any obligation or indebtedness on behalf of Franchisor or any of its Affiliates;
6.    Franchisee will not use any of the Proprietary Marks or any names or marks that consist of, contain or are similar to or an abbreviation of any Proprietary Marks, in Franchisor’s sole opinion (“Similar Marks”), as part of Franchisee’s corporate or legal name, in connection with any business activity except the Hotel, or as a road name or address, whether alone or in combination with Other Marks;

7.    Franchisee will not register or apply to register any of the Proprietary Marks or Similar Marks, whether alone or in combination with other trademarks;
8.    Franchisee will notify Franchisor of any required business, trade, fictitious, assumed or similar name registration, and indicate in the registration that Franchisee may use such name only in accordance with this Agreement;
9.    if litigation involving the Intellectual Property is instituted or threatened against Franchisee, or a claim of infringement involving the Intellectual Property is made against Franchisee, or Franchisee becomes aware of any infringement of the Intellectual Property, Franchisee will promptly notify Franchisor and will cooperate fully in any action, defense or settlement of such matters. Franchisee will not make any demand, serve any notice, institute any legal action or negotiate, litigate, compromise or settle any controversy about any such matter without first obtaining Franchisor’s prior consent, which may be withheld in Franchisor’s sole discretion. Franchisor will have the right to bring any action and to join Franchisee as a party to any action involving the Intellectual Property; and
10.    if Franchisor believes, in its sole discretion, that Franchisee’s use of the Intellectual Property does not conform with the Marriott Agreements or the Standards, then Franchisee will immediately stop the non-conforming use on notice from Franchisor.
B.    Ownership of the System. Franchisee agrees that:
1.    Franchisor and its Affiliates are the owners or licensees of all right, title and interest in and to the System (except certain Electronic Systems provided by third parties), and all goodwill arising from Franchisee’s use of the System, including the Proprietary Marks, will inure solely and exclusively to the benefit of Franchisor and its Affiliates. On the expiration or termination of this Agreement, no monetary amount will be attributable to any goodwill associated with Franchisee’s use of the System;
2.    the Proprietary Marks are valid and serve to identify the System and System Hotels, and any infringement of the Proprietary Marks will result in irreparable injury to Franchisor;
3.    the Proprietary Marks may be deleted, replaced or modified by Franchisor or its Affiliates in their sole discretion. Franchisor may require Franchisee, at Franchisee’s expense, to discontinue or modify Franchisee’s use of any of the Proprietary Marks or to use one or more additional or substitute marks;
4.    Franchisee will not directly or indirectly: (i) attack the ownership, title or rights of Franchisor or its Affiliates in the System; (ii) contest the validity of the System or Franchisor’s right to grant to Franchisee the right to use the System in accordance with this Agreement; (iii) take any action that could impair, jeopardize, violate or infringe any part of the System; (iv) claim any right, title, or interest in the System except rights granted under this Agreement; or (v) misuse or harm or bring into disrepute the System;
5.    Franchisee has no, and will not obtain any, Ownership Interest in any part of the System (including any modifications made by or on behalf of Franchisee or its Affiliates). Franchisee assigns, and will cause each of its employees or independent contractors who contributed to System modifications to assign, to Franchisor, in perpetuity throughout the world, all rights, title and interest (including the entire copyright and all renewals, reversions and extensions of such copyright) in and to such System modifications. Except to the extent prohibited by Applicable Law, Franchisee waives, and will cause each of its employees or independent contractors who contributed to System modifications to waive, all “moral rights of authors” or any similar rights in such System modifications. For the purposes of this Section 11.2.B.5, “modifications” includes any derivatives and additions; and
6.    Franchisee will execute, or cause to be executed, and deliver to Franchisor any documents, and take any actions required by Franchisor to protect the Proprietary Marks and the title in any System modifications.
11.3    Franchisee’s Use of Other Marks. Except as provided in Section 11.5 regarding the Franchisee Marks, Franchisee will not use any Mark in connection with the Hotel or the System that is not a Proprietary Mark, including the names of restaurants or other outlets at the Hotel (“Other Marks”) without Franchisor’s prior approval. Franchisee will not use any Other Marks that may infringe or be confused with a third party’s trade name, trademark or other rights in intellectual property. Franchisee consents to the use of the Other Marks by Franchisor and its Affiliates during the Term. Franchisee represents that there are no claims or proceedings that would materially affect Franchisor’s use of the Other Marks.
11.4    Websites and Domain Names. With the exception of a website that reflects only Franchisee’s ownership of the Hotel and franchise relationship with Franchisor and as may be permitted by the Standards, Franchisee will not display any of the Proprietary Marks on, or associate the System with (through a link or otherwise), any website, electronic Marketing Materials, application or software for mobile devices or other technology or media, domain name, address, designation or listing on the internet or other communication system or medium without Franchisor’s consent or as permitted in the Standards. Franchisee will not register or use any internet domain name, address, mobile application or other designation that contains any Proprietary Mark or any mark that is, in Franchisor’s sole opinion, confusingly similar. At Franchisor’s request, Franchisee will promptly cancel or transfer to Franchisor any such domain name, address or other designation under Franchisee’s control.
11.5    Use of Franchisee Marks; Name of Hotel.
A.    Representations. Franchisee represents that:
1.    Franchisee owns the registrations and applications to register the Franchisee Marks identified in Item 20 of Exhibit A and will use them for the name of the Hotel; and
2.    to the best of its knowledge:
a.    Franchisee has the right to consent to Franchisor’s use of the Franchisee Marks; and
b.    there are no Claims pending or threatened by any Person that would materially affect Franchisor’s use of the Franchisee Marks under this Agreement; and Franchisee consents to the use of the Franchisee Marks by Franchisor and its Affiliates for the Hotel (including in printed marketing and promotional materials and on Franchisor’s website) and agrees that such consent will remain in effect until 30 days after the earlier of (x) the termination of this Agreement or (y) the change of the Hotel name to omit the Franchisee Marks.
B.    No Other Use of Franchisee Marks. Franchisee will not use the Franchisee Marks for any Other Lodging Product without Franchisor’s consent. Franchisor consents to Franchisee’s use of the Franchisee Marks with the Proprietary Marks for the Hotel in accordance with the Standards.

C.    Use of Franchisee Marks and Proprietary Marks. Franchisee will use the Franchisee Marks and the Proprietary Marks for the Hotel only as authorized by Franchisor. Franchisee will conform all uses of the Franchisee Marks and the Proprietary Marks to the content, layout and graphic design of sample materials approved by Franchisor, and Franchisee will restrict such usage to activities, Marketing Materials and signage approved by Franchisor. If Franchisee desires to modify the Franchisee Marks, all such modifications must be approved in advance by Franchisor before any use of such modified Franchisee Marks, whether with the Proprietary Marks or not.
D.    No Filings or Registrations without Franchisor Approval. Franchisee will not file or pursue any registration containing any of the Franchisee Marks and any of the Proprietary Marks, unless it obtains Franchisor’s approval. Franchisee will withdraw, cancel or assign to Franchisor any unauthorized registration upon Franchisor’s request. Franchisee will withdraw, cancel or assign to Franchisor any authorized registration containing any of the Proprietary Marks on the earlier of the termination of this Agreement or the change of the Hotel name to omit the Franchisee Marks.
E.    No Rights in the Proprietary Marks. Franchisee agrees that (a) it will not acquire any right, title or interest in the Proprietary Marks based on Franchisee’s use of the Franchisee Marks and the Proprietary Marks, (b) all goodwill associated with the Proprietary Marks generated by their use with the Franchisee Marks will inure to Franchisor, and (c) Franchisee will not assert that the Proprietary Marks and the Franchisee Marks when used together comprise a composite mark.
F.    Third-Party Challenges. Franchisee agrees that if use of the Franchisee Marks is challenged by a third party, Franchisor may require that the Hotel be renamed to a name that does not include the Franchisee Marks and, if the Hotel is renamed (i) Franchisee will cease using the Franchisee Marks in reference to the Hotel, (ii)  Franchisee will use the new name of the Hotel as if it had been the name of the Hotel since the Effective Date (including in any Marketing Materials, signage, and on Franchisor’s website), and (iii) Franchisee will modify or destroy any items that refer to the Hotel other than by its new name.
G.    Proposed Marks. For each name or mark (including any trademark, trade name, symbol, slogan, design logo or other indicia of origin) that Franchisee wishes to adopt as a Franchisee Mark (a “Proposed Mark”) for the Hotel, Franchisee will provide to Franchisor for its approval a proposal which will include a trademark availability search conducted by competent counsel showing that the Proposed Mark is available for use for the Hotel and may be registered as a trademark for hotel and restaurant services. If the Proposed Mark will be the name of the Hotel, Franchisee will retain the services of a Franchisor-approved branding consultant to develop the Proposed Mark. If Franchisor approves a Proposed Mark, Franchisee will (i) within 14 days of such approval, file an application for registration of the Proposed Mark and provide evidence of the application to Franchisor; (ii) diligently prosecute the application to registration; and (iii) execute an amendment to this Agreement that amends Item 20 of Exhibit A to include the Proposed Mark. Franchisee may not use a Proposed Mark with the Hotel until Franchisor has approved it and an amendment to this Agreement has been executed by Franchisor and Franchisee. When the amendment is executed, the Proposed Mark will become a Franchisee Mark.

12.	CONFIDENTIAL INFORMATION; DATA PROTECTION LAWS
12.1    Confidential Information.
A.    Confidentiality Obligations. Franchisee will use Confidential Information only for the benefit of the Hotel. Franchisee will protect Confidential Information and will promptly report to Franchisor the theft or loss of any Confidential Information. Franchisee may divulge Confidential Information only to Franchisee’s employees or agents who require access to it to operate the Hotel, and only after they are advised that such information is confidential and that they are bound by Franchisee’s confidentiality obligations under this Agreement. Without Franchisor’s prior consent, Franchisee will not copy, reproduce or make Confidential Information available to any Person not authorized to receive it. The Confidential Information is proprietary and a trade secret of Franchisor and its Affiliates. Franchisee agrees that the Confidential Information has commercial value and that Franchisor and its Affiliates have taken reasonable measures to maintain its confidentiality. Franchisee is liable for any breaches of such confidentiality obligations by its employees or agents.
B.    Confidentiality of Negotiated Terms. Franchisee agrees it will not disclose to any Person the content of the negotiated terms of this Agreement or other Marriott Agreements without the prior consent of Franchisor except: (i) as required by Applicable Law (including regulations, rules, orders, decrees, and requirements of the Securities and Exchange Commission or any nationally recognized stock exchange subject to regulation by the Securities and Exchange Commission); (ii) as may be necessary in any legal proceedings; and (iii) to those of Franchisee’s managers, members (including holders of indirect Ownership Interests in Franchisee), officers, directors, employees, attorneys, accountants, agents (including broker/dealers in Franchisee’s or its Affiliates networks and due diligence representatives and/or consultants acting on their behalf evaluating Franchisee or its Affiliates) or lenders to the extent necessary for the operation or financing of the Hotel and only if Franchisee informs such Persons of the confidentiality of the negotiated terms. Franchisee will be in default under this Agreement for any disclosure of negotiated terms by any such Persons.
12.2    Data Protection Laws. Franchisee will comply with all Data Protection Laws and the Standards and take such actions and execute such documents as requested by Franchisor that are necessary for compliance with any of the Data Protection Laws by Franchisor or its Affiliates. Franchisee will not take any action that could cause Franchisor or its Affiliates to violate any of the Data Protection Laws. Franchisee will reimburse Franchisor and its Affiliates for all costs and damages incurred in connection with Franchisee’s loss of data, including Guest Profile Data, or Franchisee’s non-compliance with the Data Protection Laws or the Standards.

13.	ACCOUNTING AND REPORTS; TAXES
13.1    Accounting. Franchisee will account for Gross Room Sales and Gross Revenues on an accrual basis and in compliance with this Agreement.
13.2    Books, Records and Accounts. Franchisee will maintain and preserve complete and accurate books, records and accounts for the Hotel in accordance with the Uniform System and United States generally accepted accounting principles, consistently applied, Applicable Law and the Standards. Franchisee will preserve these books, records and accounts for at least 5 years from the dates of their preparation.
13.3    Accounting Statements.
A.    Monthly Statements. At Franchisor’s request, for each full or partial month after the Opening Date, Franchisee will prepare and deliver to Franchisor an operating statement containing the information required by Franchisor, including Gross Revenues and Gross Room Sales for such month.
B.    Annual Statements. For each full or partial year or fiscal year (whichever is used by Franchisee for income tax purposes), Franchisee will prepare and provide to Franchisor a complete statement of income and expense from the operation of the Hotel for the preceding year, including an accounting for the Reserve. This statement is due within 90 days after each year. This statement will be prepared in accordance with the Uniform System and the United States generally accepted accounting principles, consistently applied, Applicable Law, the Standards, and the Uniform System “Income Statement” with standard line items specified by Franchisor, and Franchisee will provide such supporting documentation and other information that Franchisor may require relating to this statement. In addition, Franchisee will promptly deliver to Franchisor such other reports and financial information relating to Franchisee and the Hotel as Franchisor may request.
13.4    Franchisor Examination and Audit of Hotel Records.
A.    Examination and Audit. Franchisor and its authorized representatives may, at any time, but on reasonable notice to Franchisee, examine and copy all books, records, accounts and tax returns of Franchisee related to the operation of the Hotel during the five years preceding such examination. Franchisor may have an independent audit made of any such books, records, accounts and tax returns. Franchisee will provide any assistance reasonably requested for the audit and will provide copies of any documentation requested by Franchisor without charge.
B.    Underreporting. If an examination or audit reveals that Franchisee has made underpayments to Franchisor, Franchisee will promptly pay Franchisor on demand the amount underpaid plus interest under Section 3.7. If an examination or audit finds that Franchisee has understated payments due Franchisor by 5% or more for the relevant period, or if the examination or audit reveals that the accounting procedures are insufficient to determine the accuracy of the calculation of payments due, Franchisee will reimburse Franchisor for all costs relating to the examination or audit (including reasonable accounting and legal fees). If the examination or audit establishes a pattern of underreporting, Franchisor may require that the annual financial reports due under Section 13.3.B be audited by an independent accounting firm consented to by Franchisor. The rights of Franchisor in this Section 13.4 are in addition to any other remedies that Franchisor may have, including the right to terminate this Agreement.
C.    Overpayments. If an examination or audit reveals that Franchisee has made overpayments to Franchisor, the amount of such overpayment, without interest, will be promptly credited against future payments due Franchisor.
13.5    Taxes.
A.    Payment of Taxes. Franchisee will pay when due all Taxes relating to the Hotel, Franchisee, this Agreement, any other Marriott Agreement or in connection with operating the Hotel, except income or franchise taxes assessed against Franchisor.
B.    Withholding Taxes.
1.    The amounts payable to Franchisor will not be reduced by any deduction or withholding for any present or future Taxes.
2.    If Applicable Law imposes an obligation on Franchisee to deduct or withhold Taxes directly from any amount paid to Franchisor, then Franchisee will deduct or withhold the required amount and will timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with Applicable Law. The amount paid to Franchisor will be increased so that after the deduction or withholding has been made in accordance with Applicable Law, the net amount actually received by Franchisor will equal the full amount originally invoiced or otherwise payable. If required or permitted, Franchisee must promptly pay any such deduction or withholding directly to the relevant governmental authority and provide Franchisor proof of payment.

3.    If Applicable Law does not impose an obligation on Franchisee to deduct or withhold Taxes directly from any amount paid to Franchisor, but requires Franchisor to pay such Taxes, then Franchisee will pay Franchisor, within 15 days after request, the full amount of the Taxes paid or payable by Franchisor with respect to such payment so that the net amount actually retained by Franchisor after payment of Taxes (other than taxes assessed on Franchisor’s net income) will equal the full amount originally invoiced or otherwise payable.
C.    Sales Tax & Similar Taxes. The amounts payable to Franchisor will not be reduced by any sales, goods and services, value added or similar taxes, all of which will be paid by Franchisee. Therefore, in addition to making any payment to Franchisor required under this Agreement, Franchisee will: (i) pay Franchisor the amount of these taxes due with respect to the payment; or (ii) if required or permitted by Applicable Law, pay these taxes directly to the relevant taxing authority.
D.    Tax Disputes. If there is a Dispute by Franchisee as to any Tax liability, Franchisee may contest the Tax liability in accordance with Applicable Law, but Franchisee will not permit a sale, seizure or attachment to occur against the Hotel. If such Dispute involves payments of Taxes that will be withheld, deducted and paid by Franchisee related to payments to Franchisor as provided in this Section 13.5, Franchisee will notify Franchisor before taking action with regard to the Dispute with the tax authority and, if requested by Franchisor, cooperate with Franchisor in preparing its response. Upon Franchisor’s request, Franchisee will pay such Taxes and seek reimbursement from the governmental authority. Franchisee will be responsible for any interest or penalties assessed.

14.	INDEMNIFICATION
Franchisee will indemnify, defend and hold harmless Franchisor and its Affiliates (and each of their respective predecessors, successors, assigns, current and former directors, officers, shareholders, subsidiaries, employees and agents), against all Claims and Damages, including allegations of negligence by such Persons, to the fullest extent permitted by Applicable Law, arising from: (i) the unauthorized use of the Proprietary Marks; (ii) the violation of Applicable Law; or (iii) the construction, conversion and renovation, repair, operation, ownership or use of the Hotel or the Approved Location (including Claims and Damages arising from the use of the Other Marks or the Franchisee Marks) or of any other business related to the Hotel or the Approved Location. Franchisor will have the right, at Franchisee’s cost, to control the defense of any Claim (including the right to select its counsel or defend or settle any Claim) if Franchisor determines such Claim may affect the interests of Franchisor or its Affiliates. Such undertaking by Franchisor will not diminish Franchisee’s indemnity obligations. Neither Franchisor nor any indemnified Person will be required to seek recovery from third parties or mitigate its losses to maintain its right to receive indemnification from Franchisee. The failure to pursue such recovery or mitigate its losses will not reduce the amounts recoverable from Franchisee by an indemnified Person. Franchisee’s obligation to maintain insurance under Section 15 will not relieve Franchisee of its obligations under this Section 14. Franchisee’s obligations under this Section 14 will survive the termination or expiration of this Agreement.

15.	INSURANCE
15.1    Insurance Required. During the Term, Franchisee will procure and maintain insurance with the coverages, deductibles, limits, carrier ratings, and policy obligations required by the Standards. Such insurance requirements may include: property insurance including business interruption, earthquake, flood, terrorism and windstorm; workers’ compensation; commercial general liability; liquor liability; business auto liability; umbrella or excess liability; fidelity coverage; employment practices liability; cyber liability; and such other insurance customarily carried on hotels similar to the Hotel. Franchisor may change such requirements in the Standards and may also require Franchisee to obtain additional types of insurance or increase the amount of coverages. All insurance will by endorsement specifically:
A.    name as unrestricted additional insureds Franchisor, any Affiliate designated by Franchisor and their employees and agents (except for workers’ compensation and fidelity insurance);
B.    provide that the coverages will be primary and that any insurance carried by any additional insured will be excess and non-contributory;
C.    contain a waiver of subrogation in favor of Franchisor and any Affiliate of Franchisor; and
D.    provide that the policies will not be canceled, non-renewed or reduced without at least 30 days’ prior notice to Franchisor.
15.2    Other Requirements. Franchisee will deliver to Franchisor a certificate of insurance (and certified copy of such insurance policy if requested) evidencing the insurance required. Renewal certificates of insurance will be delivered to Franchisor not less than 10 days before their respective inception dates. If Franchisee fails to procure or maintain the required insurance, Franchisor will have the right and authority to procure (without any obligation to do so) such insurance at Franchisee’s cost, including a reasonable fee for Franchisor’s procurement and maintenance of such insurance. If Franchisee delegates its insurance obligations to any other Person, Franchisee will ensure that such Person satisfies such obligations. Such delegation will not relieve Franchisee of its obligations under this Section 15 and the Standards. Any failure to satisfy the insurance requirements is a default under this Agreement. Franchisee will cooperate with Franchisor in pursuing any claim under insurance required by this Agreement.

16.	FINANCING OF THE HOTEL
Franchisee and each Interestholder in Franchisee may grant a lien or other security interest in the Hotel or the revenues of the Hotel, or pledge Ownership Interests in Franchisee or a Control Affiliate as collateral for the financing of the Hotel. If any Person exercises its rights under such lien, security interest or pledge, Franchisor will have the rights under Section 19.1. Franchisee will not pledge this Agreement as collateral or grant a security interest in this Agreement, but Franchisor may provide a comfort letter to a lender in the form included in the then-current Disclosure Document and, if it does so, Franchisee will pay the then-current lender comfort letter processing fee.

17.	TRANSFERS
17.1    Franchisee’s Transfer Rights. Franchisee agrees that its rights and duties in this Agreement are personal to Franchisee and that Franchisor entered into this Agreement in reliance on the business skill, financial capacity and character of Franchisee and its Affiliates and their principals. Accordingly, any Transfer of the Hotel, or any Ownership Interest in Franchisee, a Control Affiliate or the Hotel, may be made only in accordance with this Section 17 and only if such Transfer does not violate Section 17.6. This Agreement may not be Transferred without Franchisor’s prior consent.
17.2    Transfers Not Requiring Notice or Consent. As long as the following Transfers of Passive Investor Interests do not result in a change of Control of Franchisee, no notice to or consent by Franchisor is required:

A.    Publicly-traded Securities. A Transfer of publicly-traded securities purchased on the open market, pursuant to a registration statement or through a registered broker/dealer or investment adviser;
B.    10% Threshold. A Transfer of Passive Investor Interests (other than those held by a Guarantor) to a transferee that immediately before and after the Transfer owns less than 10% of the Ownership Interests in Franchisee; and
C.    Investment Fund. A Transfer of limited partnership interests in an investment fund formed by a sponsoring company in the business of raising capital for investment purposes, as long as such fund has at least 20 limited partners, none of which owns (immediately before or after such Transfer) 10% or more of the Ownership Interests in Franchisee or directs the decisions of, or exercises any Control over, the fund or the companies in which the fund invests.
17.3    Transfers Requiring Notice but Not Consent. Franchisee must provide notice to Franchisor at least 20 days prior to any of the following Transfers, but no consent by Franchisor is required:
A.    Passive Investor Transfer. A Transfer of Passive Investor Interests (not covered in Section 17.2) if the following requirements are met:
1.    Franchisee provides Franchisor with the identity of the proposed transferees and their Interestholders, together with all other related information reasonably requested by Franchisor;
2.    such Transfer, individually and in the aggregate, will not result in: (i) a change in Control of Franchisee; (ii) any Person and its Affiliates that did not own a majority of the Ownership Interests in Franchisee before such Transfers collectively owning a majority of the Ownership Interests in Franchisee after such Transfer; or (iii) a Transfer of all of Guarantor’s Ownership Interest in Franchisee;
3.    each new Interestholder meets Franchisor’s then-current owner qualifications (which may include that such Interestholder or any of its Affiliates has not been convicted of a Serious Crime and has not engaged in conduct that may adversely affect the Hotel, the System, or Franchisor, and has not been a party to any material civil litigation with Franchisor or its Affiliates), and Franchisee pays the fees for any required background checks; and
4.    if Franchisor requests, Franchisee will execute an amendment to this Agreement that updates the ownership information in Exhibit A, and pay Franchisor’s outside counsel costs related to such documentation, if any.
B.    Transfer to Affiliates; Transfer for Estate Planning Purposes. A Transfer of the Hotel or an Ownership Interest in Franchisee to an Affiliate of Franchisee, or a Transfer of an Ownership Interest in Franchisee for estate planning purposes to an immediate family member or to an entity owned by, or a trust for the benefit of, an immediate family member, in the case of each such Transfer, if the following requirements are met:
1.    Franchisee or its Control Affiliate owns, directly or indirectly, more than 50% of the economic interests of the proposed transferee (if the transferee is an entity), and such Transfer does not otherwise result in a change of Control of Franchisee or the Hotel;

2.    Franchisee provides the identity of the proposed transferee and its Interestholders, documentation acceptable to Franchisor evidencing the Transfer, and all other related information reasonably requested by Franchisor;
3.    each Guarantor acknowledges the Transfer and reaffirms its obligations under the Guaranty and, if required by Franchisor, another party acceptable to Franchisor executes a guaranty substantially identical to the form in the then-current Disclosure Document;
4.    Franchisee is not in breach or default under any of the Marriott Agreements, or if there is a breach or default, there is an agreement to cure such breach or default;
5.    each new Interestholder meets Franchisor’s then-current owner qualifications (which may include that such Interestholder or any of its Affiliates has not been convicted of a Serious Crime and has not engaged in conduct that may adversely affect the Hotel, the System, or Franchisor, and has not been a party to any material civil litigation with Franchisor or its Affiliates), and Franchisee pays the fees for any required background checks; and
6.    if Franchisor requests, Franchisee and such transferee will execute any documents required by Franchisor to reflect the Transfer, and Franchisee will pay Franchisor’s outside counsel costs related to such documentation, if any.
17.4    Transfers Requiring Notice and Consent. Transfers of the Hotel or a Controlling Ownership Interest in the Franchisee, a Control Affiliate or the Hotel may be made only with at least 30 days’ advance notice to Franchisor and Franchisor’s prior consent.
A.    Conditions to Transfer. Franchisor’s consent to a Transfer under this Section 17.4 will be subject to satisfaction of the following conditions:
1.    Franchisee provides Franchisor the identity of all parties and their Interestholders, a copy of the purchase agreement, the organizational documents of the transferee and its Interestholders, together with all other information reasonably requested by Franchisor;
2.    payment by Franchisee of the then-current non-refundable property improvement plan fee, and payment of the then-current application fee for System Hotels to Franchisor by the transferee with its submission of the application. If Franchisor does not consent to the Transfer, Franchisor will refund the application fee, less $10,000;
3.    satisfaction by each Interestholder of the transferee of Franchisor’s then-current owner qualifications (which may include that such Interestholder or any of its Affiliates has not been convicted of a Serious Crime and has not engaged in conduct that may adversely affect the Hotel, the System, or Franchisor, and has not been a party to any material civil litigation with Franchisor or its Affiliates);
4.    retention of a management company consented to by Franchisor under Section 8.1 if Franchisor determines in its sole discretion that the transferee is not qualified to operate the Hotel;
5.    execution by the transferee of the then-current form of franchise and related agreements. The new franchise agreement will contain the standard terms for new franchise System Hotels as of the date of the Transfer, including the then-current fees and charges, except that the duration will be shortened to the remaining Term. The new franchise agreement will also include a property improvement plan requiring the transferee to address any renovations necessary to comply with the Standards;
6.    payment of all amounts due Franchisor and execution of a general release of all claims against Franchisor and its Affiliates; and
7.    payment of Franchisor’s outside counsel costs related to the Transfer.
Prior Transfers of Ownership Interests by or to a Person that already owns Ownership Interests or an Affiliate of such Person will be taken into account in determining whether a Transfer of a Controlling Ownership Interest has occurred. Within 30 days after Franchisor receives notice and all required information, Franchisor will notify Franchisee of its consent to such Transfer or the reason Franchisor is withholding its consent.
B.    Withholding of Consent. Even if the conditions in Section 17.4.A. are satisfied, Franchisor may withhold its consent to a Transfer under this Section 17.4 if:
1.    Franchisor determines that the proposed transferee’s debt service or overall financial status will not permit the Hotel to be operated in compliance with the Standards; or
2.    an uncured breach or default of a Marriott Agreement exists, and there is no agreement to cure such breach or default in connection with the Transfer; or
3.    the Hotel is not in good standing under the Quality Assurance Program.
C.     Mental Incompetency or Death. If any Person holding a Controlling Ownership Interest in Franchisee becomes mentally incompetent or dies, the interest of such Person may be Transferred subject to the terms of this Section 17.4 and only if: (i) any such Transfer will be made within 12 months after such Person is deemed mentally incompetent or dies; and (ii) the obligations of Franchisee will be satisfied pending the Transfer and the Hotel is operated in compliance with this Agreement. If such Person was a Guarantor, Franchisor may require another party acceptable to Franchisor to execute a Guaranty substantially identical to the form in the then-current Disclosure Document. If an executor, custodian, or other representative is appointed to oversee the management of Franchisee, Franchisee will give Franchisor notice of such appointment within 30 days and the appointee will cause the Hotel to be operated in compliance with this Agreement.
D.    Notwithstanding anything to the contrary set forth above in this Section 17.4, but subject to Sections 17.5 and 17.6, the consent of Franchisor will not be required for the Transfer of all of the Ownership Interests in KBS SOR II Q&C Operations JV, LLC (the “JV Entity”) held by EH Q&C, LLC (the “Encore Member”) to KBS SOR II Q&C TRS JV, LLC (the “KBS Member”), or for the Transfer of all of the Ownership Interests in the JV Entity held by the KBS Member to the Encore Member, so long as, (i) there are no other changes in the direct or indirect Ownership Interests of Franchisee, (ii) Franchisee is not in breach or default under any of the Marriott Agreements, or if there is a breach or default, there is an agreement with Franchisor to cure such breach or default, (iii) each Guarantor that is an Affiliate of the non-transferring party acknowledges the Transfer and reaffirms its obligations under the Guaranty and, if requested by Franchisor, another party acceptable to Franchisor executes a guaranty substantially identical to the form in the then-current Disclosure Document, and each Guarantor that is an Affiliate of the transferring party enters into a mutually acceptable release with Franchisor releasing Franchisor and its Affiliates from any Claims with respect to the Hotel and the Marriott Agreements in exchange for a release from liability under the Guaranty for events occurring after the date of such Transfer, (iv) the Hotel is not in the Red Zone (as such term or any comparable replacement term is used in the Quality Assurance Program) under the Quality Assurance Program, (v) Franchisee provides Franchisor at least 20 days prior written notice of any such Transfer and represents, warrants and covenants to Franchisor that the requirements of this Section 17.4.D have been satisfied or will be satisfied immediately prior to the consummation of such Transfer, and (vi) if requested by Franchisor, Franchisee enters into an amendment to this Agreement updating Attachment Two to Exhibit A giving effect to such Transfer and pays Franchisor’s outside counsel costs incurred in connection with the documentation of any such Transfer.
17.5    Proposed Transfer to Competitor and Right of First Refusal.
A.    Right of First Refusal. If there is a proposed Transfer of the Hotel or an Ownership Interest in Franchisee or a Control Affiliate to a Competitor, Franchisee will notify Franchisor stating the identity of the prospective transferee (including the Interestholders of such prospective transferee), the terms of the proposed transaction, and all other information reasonably requested by Franchisor. Within 30 days after receipt of such notice and information, Franchisor will notify Franchisee of its election of one of the following:
1.    if the proposed Transfer is a cash transaction, Franchisor (or its designee) will have the right to purchase or lease the Hotel or acquire the Ownership Interest at the same price and on the same terms as the Competitor, and Franchisee and Franchisor (or its designee) will promptly enter into an agreement on such terms; or
2.    if the proposed Transfer is a non-cash transaction or other form of Transfer, Franchisor (or its designee) will have the right to purchase or lease the Hotel or acquire the Ownership Interest for its fair market value; if Franchisee and Franchisor are unable to agree on the fair market value within 14 days of Franchisor’s election, Franchisor will promptly provide Franchisee with a list of at least three nationally recognized appraisers of hotel properties, and within five days Franchisee will select one of such appraisers to appraise the Hotel or the Ownership Interest. Franchisor and Franchisee will share the costs of the appraisal equally. Such appraisal will constitute the fair market value of the Hotel or the Ownership Interest for purposes of this Section 17.5.A.2. Within 30 days of receipt of the appraisal, Franchisor (or its designee) may either: (i) enter into an agreement to purchase the Hotel or the Ownership Interest at the fair market value determined by the appraiser; or (ii) place Franchisee in default and give notice of its intent to terminate this Agreement under Section 19.1.B.; or
3.    Franchisor may place Franchisee in default and give notice of its intent to terminate this Agreement under Section 19.1.B., in which case either: (i) Franchisee will cancel the Transfer; or (ii) this Agreement will terminate and Franchisee will pay liquidated damages and comply with its post-termination obligations; or
4.    Franchisor may consent to such Transfer, which consent will be on such terms as Franchisor may require, in its sole discretion.
B.    Real Estate Interest and Injunctive Relief. Franchisee acknowledges that Franchisor’s rights under Section 17.5.A. are rights in real estate. Franchisee will execute a Competitor ROFR, and Franchisor may record such Competitor ROFR in the appropriate real estate records of the jurisdiction where the Hotel is located, and Franchisee will cooperate in such filing. Franchisee agrees that damages are not an adequate remedy if Franchisee breaches its obligations under this Section 17.5, and Franchisor will be entitled to injunctive relief without proving the inadequacy of money damages as a remedy and without posting a bond. If this Agreement is terminated and Franchisor’s rights under Section 17.5 are no longer in effect, on request, Franchisor will execute a termination of such interest.

C.    Survival of Right of First Refusal. Except for termination of this Agreement under Section 17.5.A.3. or in connection with a Transfer consented to by Franchisor under Section 17.5.A.4., Franchisor’s rights under Section 17.5.A. survive early termination of this Agreement and will apply to any Transfer to a Competitor that occurs within six months after such termination.
17.6    Restricted Persons. No Transfer of any Ownership Interest in Franchisee, the Hotel or any Marriott Agreement will be made to a Restricted Person, an Affiliate of a Restricted Person or a Person in which a Restricted Person has an interest or provides funding. Any such Transfer is a default under Section 19.1.B.
17.7    Transfers by Franchisor.
A.    Transfer to Affiliates. Franchisor may Transfer this Agreement to any of its Affiliates that assumes Franchisor’s obligations to Franchisee and is reasonably capable of performing Franchisor’s obligations, without prior notice to, or consent of, Franchisee.
B.    Transfer to Other Persons. Franchisor may Transfer this Agreement to any Person that assumes Franchisor’s obligations to Franchisee, is reasonably capable of performing Franchisor’s obligations and acquires substantially all of Franchisor’s rights in System Hotels, without prior notice to, or consent of, Franchisee. Franchisee agrees that any such Transfer will constitute a release of Franchisor and a novation of this Agreement.
C.    Franchisor’s Successors and Assigns. This Agreement will be binding on and inure to the benefit of Franchisor and its permitted successors and assigns.

18.	PROSPECTUS REVIEW
18.1    Franchisor’s Review of Prospectus. Except as stated in Section 18.2, if any Prospectus uses the Proprietary Marks, identifies the Hotel or Franchisor or its Affiliates or describes the relationship between Franchisor or Franchisee and their respective Affiliates, Franchisee will:
A.    deliver to Franchisor for its review a copy of such Prospectus and all related materials at least 30 days before the earlier of the date such Prospectus is delivered to a potential purchaser, a potential investor or filed with the Securities and Exchange Commission or other governmental authority. Franchisor may require Franchisee to pay its outside counsel costs for the review of such Prospectus;
B.    indemnify, defend and hold harmless Franchisor and its Affiliates in connection with such Prospectus and the offering; and
C.    use any Proprietary Marks in such Prospectus and in any related materials only as consented to by Franchisor.
Franchisor’s review of any Prospectus is conducted solely to determine the accuracy of any description of Franchisor’s relationship with Franchisee and compliance with this Agreement, including the requirements of Section 12.1 and this Section 18, and not to benefit any other Person. Such consent will not constitute an endorsement or ratification of the proposed offering or Prospectus.
18.2    Exemption from Review. Franchisor will waive the requirement for its review of a Prospectus if such Prospectus: (i) only uses the Proprietary Marks in block letters to identify the Hotel, (ii) provides a clear statement that the Hotel is operated under a license from Franchisor, and (iii) provides that Franchisor has not reviewed, endorsed or ratified the proposed offering or Prospectus.

19.	DEFAULT AND TERMINATION
19.1    Immediate Termination. Franchisee will be in default and Franchisor may terminate this Agreement without providing Franchisee any opportunity to cure the default, effective on notice to Franchisee (or on the expiration of any notice or cure period given by Franchisor in its sole discretion or required by Applicable Law), if any of the following occurs:
A.    Financial Defaults.
1.    Franchisee or any Guarantor files a voluntary petition or a petition for reorganization under any bankruptcy, insolvency or similar law;
2.    Franchisee or any Guarantor consents to an involuntary petition under any bankruptcy, insolvency or similar law or fails to vacate any order approving such an involuntary petition within 90 days from the date the order is entered;
3.    Franchisee or Guarantor is unable to pay its debts as they become due;
4.    Franchisee or Guarantor is adjudicated to be bankrupt, insolvent or of similar status by a court of competent jurisdiction;
5.    A receiver, trustee, liquidator or similar authority is appointed over the Hotel;
6.    Execution is levied against the Hotel, Franchisee or any material real or personal property in the Hotel in connection with a final judgment; or
7.    A suit to foreclose any lien, mortgage or security interest in the Hotel or any material personal property at the Hotel, or any security interest in Franchisee is filed and is not vacated within 90 days.
B.    Non-Financial Defaults.
1.    Franchisee or any Guarantor or any other Person that Controls or has an Ownership Interest in Franchisee is or becomes a Restricted Person;
2.    Franchisee or any of its Affiliates or any Guarantor takes any action that constitutes a violation of Applicable Law that adversely affects the Hotel or the System;
3.    Franchisee or any of its Affiliates or any Guarantor becomes a Competitor or an Affiliate of a Competitor or a Transfer occurs that does not comply with the terms of Section 17;
4.    Franchisee or any of its Affiliates that hold a Controlling Ownership Interest in Franchisee or any Guarantor dissolves or liquidates;
5.    Franchisee loses its right to operate or possess the Hotel, or loses ownership of the Hotel; or, if the Hotel is subject to a lease referenced in Item 17 of Exhibit A, Franchisee or the Owner referenced in Item 17 of Exhibit A is in default under such lease, or such lease is terminated for any reason;
6.    the Hotel ceases to operate as a System Hotel;

7.    Franchisee engages in a pattern of underreporting amounts payable to Franchisor under this Agreement involving three or more months within any 24-month period;
8.    a threat to public health or safety occurs from the condition of the Hotel or its operation, that in the opinion of Franchisor, could result in: (i) substantial liability; or (ii) an adverse effect on the Hotel, other System Hotels, the System or the Proprietary Marks and Franchisee fails to close the Hotel and remedy the condition on notice from Franchisor;
9.    the Hotel fails to achieve the thresholds of performance established by the Quality Assurance Program and such failure has not been cured within the applicable cure period; or
10.    any Confidential Information is disclosed in breach of Section 12.
19.2    Default with Opportunity to Cure. Franchisee will be in default and Franchisor may terminate this Agreement for the events listed below, if after 30 days’ notice of default (or such greater number of days given by Franchisor in its sole discretion or as required by Applicable Law), Franchisee fails to cure the default as specified in the notice:
A.    Franchisee fails to timely start and complete construction or conversion of the Hotel or fails to timely open the Hotel in accordance with this Agreement and the Standards; or
B.    Franchisee fails to timely complete any renovation or repair of the Hotel in accordance with this Agreement and the Standards; or
C.    Franchisee and its Affiliates fail to pay any amounts due under the Marriott Agreements; or
D.    any Marriott Agreement is in default or terminated based on a default of Franchisee or its Affiliates (or any Owner referenced in Item 17 of Exhibit A); or
E.    Franchisee or any Interestholder in Franchisee, or any officer, director or employee of Franchisee, is convicted of a Serious Crime or is engaged in conduct that may adversely affect the Hotel, the System, any Franchisor Lodging Facility or Franchisor, and such Person is not terminated from its relationship with Franchisee; or
F.    Franchisee fails to comply with the Standards or there occurs any other breach of the Marriott Agreements, including any representations and warranties by Franchisee.
19.3    Suspension of Reservation System. If Franchisee is in default under this Agreement and the default is not cured within the cure period (if any), Franchisor may, in addition to any other remedies, suspend the Hotel from the Reservation System while such default remains uncured. Once the default is cured, Franchisor will promptly reconnect the Hotel to the Reservation System. Franchisee waives all claims against Franchisor and its Affiliates arising from any suspension from the Reservation System arising as a result of Franchisee’s default under this Agreement.
19.4    Damages.
A.    Harm to Franchisor. Franchisee agrees that if it fails to operate the Hotel as a System Hotel for the entire Term, Franchisor will incur damages, including loss of future Franchise Fees and Marketing Fund Contributions and loss of opportunities for Development Activities, and that replacement of the Hotel with a comparable hotel will take significant time and effort. Franchisee agrees that it is difficult to calculate such damages over the remainder of the Term and that the liquidated damages provided for in this Agreement are not a penalty and represent a reasonable estimate of fair compensation for the damages that Franchisor will incur. Franchisee acknowledges that if this Agreement is terminated under the circumstances described in clauses 1 through 4 of Section 19.4.B., Franchisor and the System will suffer greater damages due to the increased difficulty in replacing Franchisor Lodging Facilities and the loss of competitive advantage and customer confidence.
B.     Payment of Liquidated Damages. If Franchisor terminates this Agreement due to Franchisee’s default, Franchisee will promptly pay as liquidated damages to Franchisor an amount equal to (i) the average monthly Franchise Fees and Marketing Fund Contributions payable during the immediately preceding 24 months (without giving effect to any discounts or incentives) multiplied by (ii) the lesser of (x) 60 or (y) 1/2 the number of months remaining in the Term (the “LD Amount”), except:
1.    If, in addition to the termination of this Agreement, at least one (but not more than eight) additional franchise, license or management agreement for Franchisor Lodging Facilities between Franchisor and Franchisee, or their respective Affiliates, is terminated within 12 months of the termination of this Agreement, Franchisee will pay 150% of the LD Amount;
2.    If this Agreement is terminated as a result of a Transfer to a Competitor, Franchisee will pay 150% of the LD Amount;
3.    If this Agreement is terminated as a result of a Transfer to a Competitor and at least one (but not more than eight) additional franchise, license or management agreement for Franchisor Lodging Facilities between Franchisor and Franchisee, or their respective Affiliates, is terminated within 12 months of the termination of this Agreement, Franchisee will pay 200% of the LD Amount; or
4.    If, in addition to the termination of this Agreement, at least nine additional franchise, license or management agreements for Franchisor Lodging Facilities between Franchisor and Franchisee, or their respective Affiliates, are terminated within 12 months of the termination of this Agreement, Franchisee will pay 300% of the LD Amount.
If the Hotel had been operating as a System Hotel for less than 24 months prior to termination, the “LD Amount” means (i) the greater of (a) the average monthly Franchise Fees and Marketing Fund Contributions payable for the previous 24 months for all System Hotels on a per room basis multiplied by the number of Guestrooms at the Hotel or (b) the average monthly Franchise Fees and Marketing Fund Contributions payable for the Hotel during the period the Hotel was operating as a System Hotel multiplied by (ii) 60. If either Franchisee or Franchisor believes that such calculation does not fairly represent the Hotel’s projected stabilized performance, it will notify the other, and clause (i) will be replaced by “the average monthly Franchise Fees and Marketing Fund Contributions that would have been payable based on the stabilized Hotel revenue projected by Franchisee in its application, without giving effect to any discounts or incentives.”
C.     Other Remedies. Payment of liquidated damages will not preclude Franchisor from pursuing any equitable or other remedies under Applicable Law (other than recovery of future Franchise Fees and Marketing Fund Contributions) and will not affect the obligations of Franchisee to comply with Section 20.

20.	POST-TERMINATION
20.1    Franchisee Obligations.
A.    De-Identification. On the expiration or other termination of this Agreement, Franchisee will immediately:
1.    cease to operate the Hotel as a System Hotel and not represent or create the impression that it is a present or former franchisee or licensee of Franchisor or that the Hotel is or was previously part of the System, unless required under Section 20.1.A.8. or 9. below;
2.    permanently cease to use, and remove from the Hotel and any other place of business, any Intellectual Property and any other identifying characteristics of the System, including any Electronic Systems, advertising or any articles that display any of the Proprietary Marks (including uses of the Proprietary Marks along with the Franchisee Marks) or any trade dress or distinctive features or designs associated with the System or Franchisor Lodging Facilities;
3.    remove any signs containing any Proprietary Marks (if Franchisee is unable to remove the signs immediately, Franchisee will cover the signs and remove them within 48 hours);
4.    remove from any internet sites all content under its control related to the System or Franchisor and take all actions necessary to disassociate itself from Franchisor on the internet. Franchisee will, at Franchisor’s option, cancel or assign to Franchisor or its designee, any domain name under the control of Franchisee or its Affiliates that contains any Proprietary Mark, or any mark that Franchisor determines is confusingly similar, including misspellings and acronyms;
5.    cancel any fictitious, trade or assumed name or equivalent registration that contains any Proprietary Mark or any variations, and provide satisfactory evidence to Franchisor of its compliance within 30 days after expiration or termination of this Agreement;
6.    deliver to Franchisor the originals and all copies of any Intellectual Property and all other materials relating to the operation of the Hotel under the System. Franchisee will not retain a copy of any Intellectual Property or other System materials, except for any documents that Franchisee reasonably needs for compliance with Applicable Law. If Franchisor explicitly permits Franchisee to use any Intellectual Property after the termination or expiration date, such use by Franchisee will be in accordance with this Agreement;
7.    cease using any of the Confidential Information or the System and disclosing it to anyone not authorized by Franchisor to receive it; and
8.    advise all customers in accordance with the Standards that the Hotel is no longer a System Hotel.
B.    Other Obligations and Termination Costs. On expiration or termination of this Agreement, Franchisee will (a) comply with the obligations in the Sections referenced under Section 27.8; and (b) promptly pay: (i) all amounts owing to Franchisor; (ii) all of Franchisor’s costs or fees charged for removing the Hotel from the System; and (iii) a reasonable estimate of costs and fees that will be due but have not yet been invoiced (if the estimated payment exceeds actual amounts due, Franchisor will refund the difference to Franchisee). Franchisor will have the right to recover reasonable legal fees and court costs incurred in collecting such amounts. If this Agreement is terminated under Section 21.2, Franchisee will cooperate with Franchisor in pursuing its claim under the business interruption insurance required under this Agreement.
20.2    Franchisor’s Rights on Expiration or Termination. Before or on the expiration or termination of this Agreement, Franchisor may give notice that the Hotel is leaving the System and take any other action related to customers, Travel Management Companies, suppliers and other Persons affected by such expiration or termination.

21.	CONDEMNATION AND CASUALTY
21.1    Condemnation.
A.    Condemnation Notification. Franchisee will promptly notify Franchisor if it receives notice of any proposed taking of any portion of the Hotel by eminent domain, condemnation, compulsory acquisition or similar proceeding by any governmental authority.
B.    Condemnation Restoration. If the condemnation award is sufficient to restore the Hotel to meet the Standards, Franchisee will cause the Hotel to be promptly restored and reopened within a reasonable time.
C.    Condemnation Termination. If the taking in Section 21.1.A. would materially affect the continued operation of the Hotel as a System Hotel, Franchisor or Franchisee may terminate this Agreement, in which case, Franchisor and Franchisee will execute a termination agreement and release on Franchisor’s then-current form, and Franchisee will comply with the post-termination obligations in Section 20.
D.    No Liquidated Damages on Condemnation Termination. A termination under this Section 21.1 will not be a default under this Agreement and Franchisee will not be required to pay liquidated damages. However, Franchisor will be entitled to receive a fair and reasonable portion of any condemnation award to compensate Franchisor for its lost revenue, but not more than the amount of liquidated damages that would have been due under Section 19.4.B.
21.2    Casualty.
A.    Casualty Notification. Franchisee will promptly notify Franchisor if the Hotel is damaged by any casualty.
B.    Casualty Restoration. If the Hotel is damaged by any casualty and the cost to restore the Hotel to the same condition as existed previously is less than 60% of the Hotel’s replacement cost at the time of the casualty, Franchisee will cause the Hotel to be promptly renovated and reopened within a reasonable time under Section 4.
C.    Casualty Termination. If the Hotel is damaged by any casualty and the cost to restore the Hotel to the same condition as existed previously is 60% or more of the Hotel’s replacement cost at the time of the casualty, Franchisee will have 180 days after the date of the casualty to elect whether it will restore the Hotel to its previous condition or terminate this Agreement. If Franchisee elects to restore the Hotel, the Hotel will be promptly renovated and reopened within a reasonable time under Section 4. If Franchisee elects to terminate this Agreement, Franchisor and Franchisee will execute a termination agreement and release on Franchisor’s then-current form and Franchisee will comply with the post-termination obligations in Section 20. Such termination will not affect Franchisor’s right to business interruption insurance proceeds.

D.    No Liquidated Damages on Casualty Termination. A termination under this Section 21.2 will not be a default under this Agreement and Franchisee will not be required to pay liquidated damages unless, before the date on which the Term otherwise would have ended, Franchisee or any of its Affiliates operates an Other Lodging Product at the Approved Location.

22.	COMPLIANCE WITH APPLICABLE LAW; LEGAL ACTIONS
22.1    Compliance with Applicable Law. Franchisee will comply with all Applicable Law, and will obtain all permits, certificates and licenses necessary to operate the Hotel and comply with the Marriott Agreements.
22.2    Notice of Legal Actions. Within seven days of receipt, Franchisee will notify Franchisor and provide copies of: (i) any Claim involving the Hotel, Franchisee or Franchisor; (ii) any judgment, order, or other decree related to the Hotel or Franchisee; or (iii) any inspection reports and warnings about a material failure to meet health or life safety requirements or any other material violation of Applicable Law related to the Hotel or Franchisee. This Section 22.2 will not change any notice requirement that Franchisee may have under any insurance policies.

23.	RELATIONSHIP OF PARTIES
This Agreement does not create a fiduciary relationship between Franchisor and Franchisee. Franchisee is an independent contractor, and neither party is an agent, legal representative, joint venturer, partner or employee of the other for any purpose and Franchisee will make no representation to the contrary. Nothing in this Agreement authorizes Franchisee to make any agreement or representation on Franchisor’s behalf or to incur any obligation in Franchisor’s name.

24.	GOVERNING LAW; INTERIM RELIEF; COSTS OF ENFORCEMENT; WAIVERS
24.1    Governing Law and Jurisdiction.
A.    Governing Law. This Agreement takes effect on its acceptance and execution by Franchisor in Maryland and will be construed under and governed by Maryland law, which law will prevail if there is any conflict of law. Nothing in this Section 24.1 will make the Maryland Franchise Registration and Disclosure Law apply to this Agreement or the relationship between Franchisor and Franchisee, if such law would not otherwise apply.
B.    Jurisdiction. Franchisee expressly and irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Maryland for the purpose of any Dispute. So far as permitted under Maryland law, this consent to personal jurisdiction will be self-operative.
24.2    Equitable Relief. Franchisor is entitled to injunctive or other equitable relief, including restraining orders and preliminary injunctions, in any court of competent jurisdiction for any threatened or actual material breach of the Marriott Agreements or non-compliance with the Standards. Franchisor is entitled to such relief without the necessity of proving the inadequacy of money damages as a remedy, without the necessity of posting a bond and without waiving any other rights or remedies.
24.3    Costs of Enforcement. If either party initiates any legal or equitable action to protect its rights under this Agreement or other Marriott Agreements, the prevailing party will be entitled to recover its costs, including reasonable legal fees.

24.4    WAIVER OF PUNITIVE DAMAGES. EACH OF FRANCHISEE AND FRANCHISOR ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO CLAIM OR RECEIVE PUNITIVE DAMAGES IN ANY DISPUTE RELATED TO THE HOTEL, THE MARRIOTT AGREEMENTS, THE RELATIONSHIP OF THE PARTIES, OR ANY ACTIONS OR OMISSIONS IN CONNECTION WITH ANY OF THE ABOVE. NOTHING IN THIS SECTION 24.4 LIMITS FRANCHISEE’S OBLIGATIONS UNDER SECTION 14.
24.5    WAIVER OF JURY TRIAL. EACH OF FRANCHISEE AND FRANCHISOR ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY DISPUTE RELATED TO THE HOTEL, THE MARRIOTT AGREEMENTS, THE RELATIONSHIP OF THE PARTIES OR ANY ACTIONS OR OMISSIONS IN CONNECTION WITH ANY OF THE ABOVE.

25.	NOTICES
A.    Written Notices. Subject to Section 25.B., all notices, requests, statements and other communications under this Agreement will be: (i) in writing; (ii) delivered by hand with receipt, or by courier service with tracking capability; and (iii) addressed, (a) in the case of Franchisor, to the address stated in Item 15 of Exhibit A; and (b) in the case of Franchisee, to the address stated in Item 16 of Exhibit A, or in either case at any other address designated in writing by the party entitled to receive the notice. Any notice will be deemed received (i) when delivery is received or first refused, if delivered by hand or (ii) one day after posting of such notice, if sent via overnight courier.
B.    Electronic Delivery. Franchisor may provide Franchisee with electronic delivery of routine information, invoices, the Standards and other System requirements and programs. Franchisor and Franchisee will cooperate with each other to adapt to new technologies that may be available for the transmission of such information.

26.	REPRESENTATIONS AND WARRANTIES
26.1    Existence; Authorization; Ownership; Other Representations.
A.    Existence. Each of Franchisor and Franchisee represents and warrants that it: (i) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation; and (ii) has and will continue to have the ability to perform its obligations under this Agreement.
B.    Authorization. Each of Franchisor and Franchisee represents and warrants that the execution and delivery of this Agreement and the performance of its obligations under this Agreement: (i) have been duly authorized; (ii) do not and will not violate, contravene or result in a default or breach of (a) any Applicable Law, (b) its governing documents or (c) any agreement, commitment or restriction binding on the relevant party; and (iii) do not require any consent that has not been obtained by the relevant party.
C.    Prior Representations. Franchisee represents and warrants that all of the representations, warranties and information in the application and provided for this Agreement were true as of the time made and are true as of the Effective Date, regardless of whether such representations, warranties and information were provided by Franchisee or another Person.
D.    Restricted Person. Franchisee represents and warrants that Franchisee is not, and that none of its Affiliates (including their directors and officers), Interestholders or the funding sources for any of them, is a Restricted Person.

E.    Ownership of Franchisee. Franchisee represents and warrants that its Interestholders are completely and accurately listed in Attachment Two to Exhibit A. Upon any Transfer under Section 17 or otherwise permitted by Franchisor, Franchisee will provide a list of the names and addresses of the Interestholders and documents necessary to confirm such information and update Attachment Two to Exhibit A.
F.    Ownership of the Hotel. Unless stated in Item 17 of Exhibit A, Franchisee represents and warrants that either: (i) it is the sole owner of the Hotel and holds good and marketable fee title to the Approved Location; or (ii) the Approved Location is subject to a valid purchase contract, and on closing of such contract, Franchisee will be the sole owner of the Hotel and will hold good and marketable fee title to the Approved Location. If the Approved Location is subject to a purchase contract, Franchisee will deliver a copy of the recorded deed in Franchisee’s name to Franchisor no later than the Construction Start Deadline.
26.2    Additional Franchisee Acknowledgments and Representations.
A.    NO RELIANCE. IN ENTERING THIS AGREEMENT, FRANCHISEE REPRESENTS AND WARRANTS THAT IT DID NOT RELY ON, AND NEITHER FRANCHISOR NOR ANY OF ITS AFFILIATES HAS MADE, ANY PROMISES, REPRESENTATIONS, WARRANTIES OR AGREEMENTS RELATING TO THE FRANCHISE, THE HOTEL, OR THE APPROVED LOCATION OR THE SYSTEM, UNLESS CONTAINED IN THIS AGREEMENT.
B.    BUSINESS RISK. FRANCHISEE AGREES THAT THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT INVOLVES SUBSTANTIAL BUSINESS RISK, IS A VENTURE WITH WHICH FRANCHISEE HAS RELEVANT EXPERIENCE AND ITS SUCCESS IS LARGELY DEPENDENT ON FRANCHISEE’S ABILITY AS AN INDEPENDENT BUSINESS. FRANCHISOR DISCLAIMS THE MAKING OF, AND FRANCHISEE AGREES IT HAS NOT RECEIVED, ANY INFORMATION, WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, AS TO THE POTENTIAL REVENUES, PROFITS OR SUCCESS OF SUCH BUSINESS VENTURE. FRANCHISOR WILL NOT INCUR ANY LIABILITY FOR ANY ERROR, OMISSION OR FAILURE CONCERNING ANY ADVICE, TRAINING OR OTHER ASSISTANCE FOR THE HOTEL PROVIDED TO FRANCHISEE, INCLUDING FINANCING, DESIGN, CONSTRUCTION, RENOVATION OR OPERATIONAL ADVICE.
C.    DISCLOSURE AND NEGOTIATION. FRANCHISEE ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THE DISCLOSURE DOCUMENT AND THE MARRIOTT AGREEMENTS. FRANCHISEE HAS HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH ITS ADVISORS ABOUT THE POTENTIAL BENEFITS AND RISKS OF ENTERING INTO THIS AGREEMENT. FRANCHISEE HAS HAD AN OPPORTUNITY TO NEGOTIATE THIS AGREEMENT.
D.    HOLDING PERIODS. FRANCHISEE ACKNOWLEDGES THAT IT RECEIVED A COPY OF THIS AGREEMENT, ITS EXHIBITS AND ATTACHMENTS, IF ANY, AND RELATED AGREEMENTS, IF ANY, AT LEAST SEVEN DAYS BEFORE THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED. FRANCHISEE FURTHER ACKNOWLEDGES THAT IT HAS RECEIVED THE DISCLOSURE DOCUMENT AT LEAST 14 DAYS BEFORE THE DATE ON WHICH IT EXECUTED THIS AGREEMENT OR MADE ANY PAYMENT TO FRANCHISOR IN CONNECTION WITH THIS AGREEMENT.
E.    DISCLOSURE EXEMPTION. NOTWITHSTANDING FRANCHISEE’S ACKNOWLEDGMENT IN SECTION 26.2.D, FRANCHISEE REPRESENTS AND

ACKNOWLEDGES THAT THIS FRANCHISE SALE IS FOR MORE THAN $1,084,900, EXCLUDING THE COST OF UNIMPROVED LAND AND ANY FINANCING RECEIVED FROM FRANCHISOR OR ITS AFFILIATES, AND THUS IS EXEMPTED FROM THE FEDERAL TRADE COMMISSION’S FRANCHISE RULE DISCLOSURE REQUIREMENTS PURSUANT TO 16 CFR 436.8(a)(5)(i).

27.	MISCELLANEOUS
27.1    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which constitute one and the same instrument. Delivery of an executed signature page by electronic transmission is as effective as delivery of an original signed counterpart.
27.2    Construction and Interpretation.
A.    Partial Invalidity. If any term of this Agreement, or its application to any Person or circumstance, is invalid or unenforceable at any time or to any extent, then: (i) the remainder of this Agreement, or the application of such term to Persons or circumstances except those as to which it is held invalid or unenforceable, will not be affected and each term of this Agreement will be valid and enforced to the fullest extent permitted by Applicable Law; and (ii) Franchisor and Franchisee will negotiate in good faith to modify this Agreement to implement their original intent as closely as possible in a mutually acceptable manner.
B.    Non-Exclusive Rights and Remedies. No right or remedy of Franchisor or Franchisee under this Agreement is intended to be exclusive of any other right or remedy under this Agreement at law or in equity.
C.    No Third-Party Beneficiary. Nothing in this Agreement is intended to create any third-party beneficiary or give any rights or remedies to any Person except Franchisor or Franchisee and their respective permitted successors and assigns.
D.    Actions from Time to Time. When this Agreement permits Franchisor to take any action, exercise discretion or modify the System, Franchisor may do so from time to time.
E.    Interpretation of Agreement. Franchisor and Franchisee intend that this Agreement excludes all implied terms to the maximum extent permitted by Applicable Law. Headings of Sections are for convenience and are not to be used to interpret the Sections to which they refer. All Exhibits to this Agreement form an integral part of this Agreement and are incorporated by reference, including all Items of Exhibit A even if such Items are not specifically referred to in this Agreement. Words indicating the singular include the plural and vice versa as the context may require. References to days, months and years are all calendar references. References that a Person “will” do something mean the Person has an obligation to do such thing. References that a Person “may” do something mean a Person has the right, but not the obligation, to do so. References that a Person “may not” or “will not” do something mean the Person is prohibited from doing so. Examples used in this Agreement and references to “includes” and “including” are illustrative and not exhaustive.
F.    Definitions. All capitalized terms in this Agreement have the meaning stated in Exhibit B.

27.3    Reasonable Business Judgment.
A.    Definition. Reasonable Business Judgment means:
1.    For decisions affecting the System, that the rationale for Franchisor’s decision has a business basis that is intended to: (i) benefit the System or the profitability of the System, including Franchisor, regardless of whether some hotels may be unfavorably affected; (ii) increase the value of the Proprietary Marks; (iii) enhance guest, franchisee or owner satisfaction; or (iv) minimize potential brand inconsistencies or customer confusion; and
2.    For decisions unrelated to the System (for example, a requested approval for the Hotel), that the rationale for Franchisor’s decision has a business basis and Franchisor has not acted in bad faith.
B.    Use of Reasonable Business Judgment. Franchisor will use Reasonable Business Judgment when discharging its obligations or exercising its rights under this Agreement, including for any consents and approvals and the administration of Franchisor’s relationship with Franchisee, except when Franchisor has reserved sole discretion.
C.    Burden of Proof. Franchisee will have the burden of establishing that Franchisor failed to exercise Reasonable Business Judgment. The fact that Franchisor or any of its Affiliates benefited from any action or decision, or that another reasonable alternative was available, does not mean that Franchisor failed to exercise Reasonable Business Judgment. If this Agreement is subject to any implied covenant or duty of good faith and Franchisor exercises Reasonable Business Judgment, Franchisee agrees that Franchisor will not have violated such covenant or duty.
27.4    Consents and Approvals. Except as otherwise provided in this Agreement, any approval or consent required under this Agreement will not be effective unless it is in writing and signed by the duly authorized officer or agent of the party giving such approval or consent. Franchisor will not be liable for: (i) providing or withholding any approval or consent; (ii) providing any suggestion to Franchisee; (iii) any delay; or (iv) denial of any request.
27.5    Waiver. The failure or delay of either party to insist on strict performance of any of the terms of this Agreement, or to exercise any right or remedy, will not be a waiver for the future.
27.6    Entire Agreement. This Agreement and the Marriott Agreements are fully integrated and contain the entire agreement between the parties as it relates to this franchise, the Hotel and the Approved Location and, subject to Section 26.1.C. supersede and extinguish all prior statements, agreements, promises, assurances, warranties, representations and understandings, whether written or oral, by any Person. Nothing in this Agreement is intended to require Franchisee to waive reliance on any representations made in the Disclosure Document.
27.7    Amendments. This Agreement may only be amended in a written document that has been duly executed by the parties and may not be amended by conduct manifesting assent, and each party is put on notice that any individual purporting to amend this Agreement by conduct manifesting assent is not authorized to do so.

27.8    Survival. The terms of Sections 11, 12, 13.4, 14, 17.5, 18, 19.4, 20, 21.1.D., 21.2.D. and 24 survive expiration or termination of this Agreement.

{Signatures appear on the following page}

IN WITNESS WHEREOF, the parties have caused this Owner Agreement to be executed, under seal, as of the Effective Date.
FRANCHISOR:

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Kip W. Vreeland	(SEAL)
Name:	Kip W. Vreeland
Title:	Chief Officer, Full Service Franchising

FRANCHISEE:

KBS SOR II Q&C OPERATIONS, LLC

By:	/s/ Glen Pedersen	(SEAL)
Name:	Glen Pedersen
Title:	Authorized Signatory

EXHIBIT A
KEY TERMS
1.    Trade Name(s):    Autograph Collection Hotel
2.    Approved Location:    344 and 400 Camp Street, New Orleans, LA 70130
3.    Effective Date:    December 17, 2015
4.    Term:    Begins on Effective Date and ends on the 25th anniversary of the Opening Date
5.    Franchisor:    Marriot International, Inc., a Delaware corporation
6.    Franchisee:    KBS SOR II Q&C OPERATIONS, LLC, a Delaware limited liability company
7.    Number of Guestrooms:    196
8.    Entity that will Operate    Encore Hospitality, LLC
the Hotel:
Franchisor may, in its sole discretion, require Franchisee to replace the Management Company with another management company that has been approved by Franchisor to operate the Hotel, if any of the Management Company Conditions referenced below are not met (without limiting the terms of Section 8.1 and Franchisor’s rights thereunder). Such replacement will occur within 60 days after Franchisor delivers notice to Franchisee advising that it must replace the Management Company. If Franchisee fails to replace the Management Company in accordance with this provision, then Franchisee will be in default under this Agreement.
“Management Company Conditions” means each of the following conditions:
(a) During the first six 6-month tracking periods (i.e., three years) for which the Hotel is accountable under the Quality Assurance Program, the Hotel is not placed in the Red Zone for any two of such tracking periods (whether or not consecutive). “Red Zone” means “Red Zone” (or any comparable replacement term) as used in the Quality Assurance Program.
(b) Without limiting Franchisee’s obligations under Section 4.5, Franchisee will retain the Franchisor-approved branding consultant referenced in Section 4.5.B to assist in the elevation of the Independent Hotel Brand and pull-through in the operation.

9.    Restricted Territory
(Autograph Collection

only):
Franchisor or its Affiliates will not, and will not authorize any other Person to, open to the public for business a System Hotel for a period of 3 years after the Opening Date of the Hotel, but not to extend beyond March 31, 2019, within the following area: beginning at the intersection of Carondolet Street and Canal Street, continue east on Canal Street until the intersection with Tchoupitoulus Street, then continue south on Tchoupitoulus Street until the intersection with Lafayette Street, then continue west on Lafayette Street until the intersection with Camp Street, then continue north on Camp Street until the intersection with North Maestri Place, then continue west on North Maestri Place until the intersection with St. Charles Avenue, then continue south on St. Charles Avenue until the intersection with Lafayette Street, then continue west on Lafayette Street until the intersection with Carondolet Street, then continue north on Carondolet Street until the point of origin at the intersection of Carondolet Street and Canal Street (“Restricted Territory”). The center, as of the Effective Date, of any road, highway, river or lake described above is the boundary of the Restricted Territory. The Restricted Territory is the area outlined on the map in Attachment One to this Exhibit. Should a conflict exist between the map and the narrative, the narrative will control. The restrictions in this paragraph will not apply to: (i) a Chain Acquisition; (ii) any other Franchisor Lodging Facility that is not included within the System; or (iii) any System Hotel existing or under development as of the Effective Date in the Restricted Territory, and if any such System Hotel in the Restricted Territory ceases to operate as a System Hotel or does not open as a System Hotel, then for each such hotel, an additional hotel may operate as a System Hotel.

10.    Application Fee    $75,000
11.    Franchise Fees:

Period	% of Gross Room Sales
From the Opening Date until the 1st Anniversary of the Opening Date	2%
From the 1st Anniversary of the Opening Date until the 2nd Anniversary of the Opening Date	3%
From the 2nd Anniversary of the Opening Date until the 3rd Anniversary of the Opening Date	4%
From the 3rd Anniversary of the Opening Date through the remainder of the Term	5%
The percentages stated before the last row in the above

table are an incentive or discount from standard Franchise Fees are not transferable.
12.    Marketing Fund    1.5% of Gross Room Sales
Contribution:
13.    Construction Start    February 1, 2016
Deadline:
14.    Opening Deadline:    June 30, 2016
15.    Franchisor Notice    Marriott International, Inc.
Address:    10400 Fernwood Road
Bethesda, MD 20817
Attn: Law Department 52/923.27
16.    Franchisee Notice    KBS SOR II Q&C OPERATIONS, LLC
Address:    5005 LBJ Freeway, Suite 1200
Dallas. TX 75244
Attn: Glenn C. Pedersen
Email: gpedersen@encore.bz
with a copy to:
KBS Capital Advisors
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attn: Brian Ragsdale and Jeff Rader

17.
Lease Provisions:    Franchisee represents and warrants that (i) Owner is the sole owner of the Hotel, (ii) the Hotel is leased to Franchisee under a lease between Franchisee and Owner, and (iii) Franchisee has all rights and authority relating to the Hotel for the performance of Franchisee’s obligations under this Agreement. If the lease provides for Owner to perform any of Franchisee’s obligations under this Agreement, Franchisee will cause Owner to perform such obligations as required under this Agreement. The existence of the lease and its terms that require Owner to perform Franchisee’s obligations are not an assignment of such obligations to Owner and do not relieve Franchisee of any obligation under this Agreement. The lease will not limit or restrict Franchisor’s rights or remedies under this Agreement in any way.

“Owner” means KBS SOR II Q&C PROPERTY, LLC, a Delaware limited liability company.
18.    Reserve    Month after Opening Date    % of Gross Revenues
1-12                    2%
13-24                    3%

25-36                    4%
37th and thereafter for the Term        5%

19.    PIP Walk-through Date:    May 13, 2015
20.    Franchisee Marks:

Name/Trademark	Class	Registration Number	Registration Date

21.	Additional Terms: The following additional terms apply:

A.
Key Money:    Franchisor will pay Franchisee $250,000 (“Key Money”) within 30 days after the later of (i) the Opening Date or (ii) the date of completion of all Additional Work (as such term is defined in Exhibit C) in accordance with this Agreement, in consideration of Franchisee entering into this Agreement and its operation of the Hotel for the Term. Franchisor’s obligation to pay the Key Money is conditioned on the Opening Date occurring by the Opening Deadline. If this Agreement is terminated before the end of the Term for any reason, including in connection with a Transfer, Franchisee will pay Franchisor, before the effective date of the termination, an amount equal to $833.33 (which is an amount equal to the Key Money divided by the number of months from the Opening Date until the last day of the Term) multiplied by the number of months remaining in the Term (the “Unamortized Portion of the Key Money”). Franchisee will pay the Unamortized Portion of the Key Money in addition to any other amounts owed to Franchisor, even if the Hotel remains in the System after termination or Franchisor consents to the termination.

ATTACHMENT ONE
TO EXHIBIT A

RESTRICTED TERRITORY

{See map on following page}

Territorial Restriction
Q&C Hotel, Autograph Collection

N
E
S
W
CANAL ST
COMMON ST
SAINT CHARLES AVE
CAMP ST
POYDRAS ST
THE GREAT RIVER RD
LAFAYETTE ST
Q & A Hotel, Autograph Collection
0
0.05
0.1
miles

Development GIS/KSJ
12/4/2015

ATTACHMENT TWO
TO EXHIBIT A
OWNERSHIP INTEREST IN FRANCHISEE

Name of Owner	Address	% Interest
OWNERSHIP OF KBS SOR II Q&C OPERATIONS, LLC
KBS SOR II Q&C OPERATION JV, LLC	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	100%
OWNERSHIP OF KBS SOR II Q&C OPERATIONS JV, LLC
KBS SOR II Q&C TRS JV, LLC	800 Newport Center Drive, Suite 700 Newport Beach, CA 92660	90%
E&H Q&C, LLC	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	10%
OWNERSHIP OF KBS SOR II Q&C TRS JV, LLC
KBS SOR II Q&C JV, LLC	800 Newport Center Drive, Suite 700 Newport Beach, CA 92660	100%
OWNERSHIP OF KBS SOR II Q&C JV, LLC
KBS SOR II ACQUISITION II, LLC	800 Newport Center Drive, Suite 700 Newport Beach, CA 92660	100%
OWNERSHIP OF KBS SOR II ACQUISITION II, LLC
KBS SOR US PROPERTIES II, LLC	800 Newport Center Drive, Suite 700 Newport Beach, CA 92660	100%
OWNERSHIP OF KBS SOR US PROPERTIES II, LLC
KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP II	800 Newport Center Drive, Suite 700 Newport Beach, CA 92660	100%
OWNERSHIP OF KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP II
KBS STRATEGIC OPPORTUNITY REIT II, INC. —General Partner	800 Newport Center Drive, Suite 700 Newport Beach, CA 92660	0.1%
KBS STRATEGIC OPPORTUNITY HOLDINGS II, LLC —Limited Partner	800 Newport Center Drive, Suite 700 Newport Beach, CA 92660	99.9%
OWNERSHIP OF KBS STRATEGIC OPPORTUNITY HOLDINGS II, LLC
KBS STRATEGIC OPPORTUNITY REIT II, INC. —General Partner	800 Newport Center Drive, Suite 700 Newport Beach, CA 92660	100%
OWNERSHIP OF KBS STRATEGIC OPPORTUNITY REIT II, INC.
Various stockholders, none of which Control Franchisee or own, directly or indirectly, 10% or more of Franchisee	800 Newport Center Drive, Suite 700 Newport Beach, CA 92660	100%
OWNERSHIP OF EH Q&C, LLC

Encore GP Acquisition Fund I, LLC	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	50%
Encore GP Acquisition Fund II, LLC	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	50%
Encore Hospitality, LLC —Non- Member Manager	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	0%
OWNERSHIP OF ENCORE GP ACQUISITION FUND I, LLC
Various members, all of which are U.S Citizens, and none of which Control Franchisee or own, directly or indirectly, 10% or more of Franchisee	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	100%
Encore Hospitality, LLC —Non- Member Manager	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	0%
OWNERSHIP OF ENCORE GP ACQUISITION FUND II, LLC
Various members, all of which are U.S Citizens, and none of which Control Franchisee or own, directly or indirectly, 10% or more of Franchisee	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	100%
Encore Hospitality, LLC —Non- Member Manager	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	0%
OWNERSHIP OF ENCORE HOSPITALITY, LLC
Encore Enterprises, Inc.	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	100.0%
OWNERSHIP OF ENCORE ENTERPRISES, INC., LLC
Smita B. Sangani	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	1%
Patrick J. Barber	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	10%
Various stockholders, none of which Control Franchisee or own, directly or indirectly, 10% or more of Franchisee	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	1%

Bharat H. Sangani 2012 Irrevocable Trust Trustee: Bharat H. Sangani Beneficiaries: Bharat H. Sangani, Nili Sangani and Nikki Sangani Sangani 2013 Family Trust Trustees: Bharat H. Sangani and Smita Sangani Beneficiaries: Bharat H. Sangani, Smita Sangani, Nili Sangani and Nikki Sangani	5005 LBJ Freeway, Suite 1200 Dallas, TX 75244	88%

EXHIBIT B
DEFINITIONS
The following terms used in this Agreement have the meanings given below:
“Accessibility Requirements” means the Americans with Disabilities Act and other applicable state laws, codes, and regulations governing public accommodations for persons with disabilities.
“Additional Marketing Programs” means advertising, marketing, promotional, public relations, and sales programs and activities that are not funded by the Marketing Fund, each of which may vary in duration, apply on a local, regional, national, or Category basis, or include other Franchisor Lodging Facilities. Examples include email marketing, internet search engine marketing, transaction‑based paid internet searches, sales lead referrals and bookings, cooperative advertising programs, Travel Management Companies programs, incentive awards, gift cards, guest satisfaction programs, complaint resolution programs and Loyalty Programs.
“Affiliate” means, for any Person, a Person that is directly or indirectly Controlling, Controlled by, or under common Control with such Person.
“Agreement” means this Franchise Agreement, including any exhibits and attachments, as may be amended.
“Applicable Law” means applicable national, federal, regional, state or local laws, codes, rules, ordinances, regulations, or other enactments, orders or judgments of any governmental, quasi‑governmental or judicial authority, or administrative agency having jurisdiction over the Hotel, Franchisee, Guarantor, Franchisor in its capacity as licensor under this Agreement or any of the Marriott Agreements, or the matters that are the subject of this Agreement, including any of the above that prohibit unfair, fraudulent or corrupt business practices and related activities, including any such actions or inactions that would constitute a violation of money laundering or terrorist financing laws and regulations.
“Approved Location” means the site, including all land and easements used for the Hotel, described in Item 2 of Exhibit A.
“Brand” means a hotel brand, trade name, trademark, system, or chain of hotels.
“Case Goods” means furniture and fixtures used in the Hotel such as cabinets, shelves, chests, armoires, chairs, beds, headboards, desks, tables, mirrors, lighting fixtures and similar items.
“Category” means a group of System Hotels designated by Franchisor or its Affiliates based on criteria such as geographic (for example, local, regional, national or international) or other attributes (for example, resorts, urban, or suburban). A Category may have specific Standards or be a descriptive classification.
“Chain Acquisition” means any hotel or hotels that are members of a chain or group of hotels with a minimum of four hotels in operation, if (a) all or substantially all are (in a single transaction or combination of related transactions) acquired by, merged with, franchised by or joined through a marketing agreement with, Franchisor or an Affiliate, or (b) the operation of all or substantially all of such hotels is transferred to Franchisor or an Affiliate.

“Claim” means any demand, inquiry, investigation, action, claim or charge asserted, including in any judicial, arbitration, administrative, debtor or creditor proceeding, bankruptcy, insolvency, or similar proceeding.
“Competitor” means any Person that has a direct or indirect Ownership Interest in a Brand or is an Affiliate of such a Person, or any Person that is a Master Franchisee of a Brand, or any officer or director of such Person, but only if the Brand is comprised of at least: (i) 10 luxury hotels; (ii) 20 full-service hotels; or (iii) 50 limited-service hotels. For purposes of this definition: “luxury” hotels are hotels that had a system average daily rate in excess of $180 for the most recent year; “full-service” hotels are hotels that offer three meals per day and have at least 3,000 square feet of meeting space; and “limited-service” hotels are hotels that are neither “luxury” hotels nor “full-service” hotels. No Person will be considered a Competitor if such Person has an interest in a Brand merely as: (i) a franchisee; (ii) a management company that operates hotels on behalf of multiple brands; or (iii) a passive investor that has no Control over the business decisions of the Brand, such as limited partners or non-Controlling stockholders.
“Competitor ROFR” means a memorandum of right of first refusal for the Hotel, the current form of which is included in the Disclosure Document.
“Confidential Information” means: (i) the Standards; (ii) documents or trade secrets approved for the System or used in the design, construction, renovation or operation of the Hotel; (iii) any Electronic Systems and related documentation; (iv) Guest Profile Data; or (v) any other knowledge, trade secrets, business information or know-how obtained or generated (a) through the use of the System by Franchisee or the operation of the Hotel that Franchisor deems confidential or (b) under any Marriott Agreements.
“Construction Start Deadline” is defined in Exhibit C.
“Control” (in any form, including “Controlling” or “Controlled”) means, for any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person or the power to veto major policy decisions of such Person. No Person (or Persons acting together) will be considered to have Control of a publicly-traded company merely due to ownership of voting stock of such company if such Persons collectively beneficially own less than 25% of the voting stock of such company.
“Control Affiliate” means an Affiliate of Franchisee that Controls Franchisee.
“Damages” means losses, costs (including legal or attorneys’ fees, litigation costs and settlement payments), liabilities (including employment liabilities, bodily injury, death, property damage and loss, personal injury and mental injury), penalties, interest, and damages of every kind and description.
“Data Protection Laws” means data protection and privacy laws applicable to the Hotel and the System.
“Design” means the interior design theme or style reflected in the FF&E, fabrics, colors, and decorations that give the interior spaces an identifiable style or theme, such as “art deco,” “modern,” or “neoclassical,” or a style or theme that is distinctive to the Hotel.
“Design Process” is defined in Section 4.4.
“Development Activities” means the development, promotion, construction, ownership, lease, acquisition, management or operation of: (i) Franchisor Lodging Facilities (including other System

Hotels); and (ii) other business operations, in each case by Franchisor or its Affiliates, or the authorization, licensing or franchising to other Persons to conduct similar activities.
“Disclosure Document” means that certain document provided by Franchisor to prospective franchisees of System Hotels as required by the trade regulation rule of the Federal Trade Commission entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” as such document may be updated by Franchisor.
“Dispute” means any disagreement, controversy, or Claim relating to or arising out of any Marriott Agreement, the relationship created by any Marriott Agreement, or the validity or enforceability of any Marriott Agreement.
“Effective Date” means the date stated in Item 3 of Exhibit A.
“Electronic Systems” means all Software, Hardware and all electronic access to Franchisor’s systems and data (including telephone and internet access), licensed or made available to Franchisee, including the Reservation System, the Property Management System, the Yield Management System and any other system established under Sections 7 and 10.
“Electronic Systems Fees” means the fees charged by Franchisor for the Hotel’s use of the Electronic Systems, which fees include the development and incremental operating costs, ongoing maintenance, field support costs and a reasonable return on capital related to such system.
“Electronic Systems License Agreement” means the agreement that is executed by Franchisee as a condition to using the Electronic Systems, the current form of which is included in the Disclosure Document.
“FF&E” means Case Goods, Soft Goods, signage and equipment (including telephone systems, printers, televisions, vending machines and Hardware), but excludes any item included in Fixed Asset Supplies.
“Fixed Asset Supplies” means items such as linen, china, glassware, tableware, uniforms and similar items included within “Operating Equipment” under the Uniform System.
“Franchisee” means the Person identified in Item 6 of Exhibit A.
“Franchise Fees” is defined in Section 3.2.
“Franchisee Marks” means the names and marks identified in Item 20 of Exhibit A in any format, style, design or logo.
“Franchisor” means the Person identified in Item 5 of Exhibit A, and its successors and assigns.
“Franchisor Lodging Facilities” means all hotels and other lodging facilities, chains, brands, or hotel systems owned, leased, under development, or operated or franchised or licensed, now or in the future, by Franchisor or any of its Affiliates, including: (i) AC Hotels by Marriott; African Pride Hotels; Autograph Collection Hotels; Bvlgari Hotels and Resorts; Courtyard by Marriott Hotels; Delta Hotels and Resorts; Edition Hotels; Fairfield by Marriott Hotels; Fairfield Inn by Marriott Hotels; Fairfield Inn & Suites by Marriott Hotels; Gaylord Hotels; JW Marriott Hotels & Resorts; JW Marriott Marquis Hotels; Marriott Conference Centers; Marriott Executive Apartments; Marriott Hotels, Resorts and Suites; Marriott Marquis Hotels; Moxy Hotels; Protea Hotels; Protea Hotels Fire & Ice!; Renaissance Hotels;

Residence Inn by Marriott Hotels; Ritz-Carlton Hotels and Resorts; Ritz-Carlton Reserve; SpringHill Suites by Marriott Hotels; and TownePlace Suites by Marriott Hotels; (ii) whole ownership facilities and other lodging products or concepts, including Grand Residences by Marriott; JW Marriott Residences; Marriott Marquis Residences; The Residences at The Ritz-Carlton and The Ritz-Carlton Residences; (iii) Vacation Club Products, including Marriott Vacation Club, The Ritz-Carlton Club, and The Ritz-Carlton Destination Club; and (iv) any other lodging product or concept developed or used by Franchisor or any of its Affiliates in the future.
“Gross Revenues” means all revenues and receipts of every kind (from both cash and credit transactions, with no reduction for charge backs, credit card service charges, or uncollectible amounts) derived from operating the Hotel. Gross Revenues includes revenues from: (i) Gross Room Sales; (ii) food and beverage sales; (iii) licenses, leases and concessions; (iv) equipment rental; (v) vending machines; (vi) telecommunications services; (vii) parking; (viii) health club or spa revenues; (ix) sales of merchandise; (x) service charges; (xi) condemnation proceeds for a temporary taking; (xii) any proceeds from business interruption or other loss of income insurance; and (xiii) any awards, judgments or settlements representing payment for loss of revenues. Gross Revenues excludes: gratuities received by Hotel employees; value added, room, excise, goods and services, sales or use taxes or any other taxes collected directly from customers or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; and any refunds and credits of a similar nature, paid or returned to customers in the course of obtaining Gross Revenues.
“Gross Room Sales” means all revenues and receipts of every kind that accrue from the rental of Guestrooms (with no reduction for charge backs, credit card service charges, or uncollectible amounts). Gross Room Sales includes: (i) no-show revenue, early departure fees, late check-out fees and other revenues allocable to rooms revenue under the Uniform System; (ii) resort fees and mandatory surcharges for facilities (although inclusion of such fees or surcharges does not constitute approval by Franchisor of such fees and surcharges, which may be limited or prohibited); (iii) attrition or cancellation fees collected from unfulfilled reservations for Guestrooms; (iv) the amount of all lost sales due to the non-availability of Guestrooms in connection with a casualty event, whether or not Franchisee receives business interruption insurance proceeds; and (v) any awards, judgments or settlements representing payment for loss of room sales. Gross Room Sales excludes sales tax, value added tax, or similar taxes on such revenues and receipts.
“Guarantor” means the Person or Persons who guarantee the performance of Franchisee’s obligations under the Marriott Agreements.
“Guaranty” means a guaranty executed by Guarantor for the benefit of Franchisor, the current form of which is included in the Disclosure Document.
“Guest Profile Data” means personally identifiable information, profiles and preferences of guests, including any information from any Loyalty Program.
“Guestroom” means each rentable unit in the Hotel consisting of a room, suite or suite of rooms used for overnight guest accommodation, the entrance to which is controlled by the same key; however, adjacent rooms with connecting doors that can be locked and rented as separate units are considered separate Guestrooms.
“Hardware” means all computer hardware and other equipment (including all upgrades and replacements) required for the operation of any Electronic System.

“Hotel” means: (i) the Approved Location; (ii) Hotel Improvements; and (iii) all FF&E, Fixed Asset Supplies, and Inventories at the Hotel Improvements.
“Hotel Improvements” means the building or buildings containing Guestrooms, Public Facilities, administrative facilities, parking, pools, landscaping, and all other improvements constructed or to be constructed or renovated at the Approved Location.
“Independent Hotel Brand” means the identifiable brand concept and ongoing brand activation that consists of the Hotel’s competitive and consumer positioning, illustrates the Hotel’s unique personality and memorable characteristics, and describes the Hotel’s service culture and guest experience.
“Initial Work” is defined in Section 4.2.
“Intellectual Property” means the following items, regardless of the form or medium (for example, paper, electronic, tangible or intangible): (i) all Software, including the data and information processed or stored by such Software; (ii) all Proprietary Marks; (iii) all Confidential Information; and (iv) all other information, materials, and subject matter that are copyrightable, patentable or can be protected under applicable intellectual property laws, and owned, developed, acquired, licensed, or used by Franchisor or its Affiliates for the System.
“Interestholder” means, for any Person, a Person that directly or indirectly holds an Ownership Interest in that Person.
“Inventories” means “Inventories” as defined in the Uniform System, including provisions in storerooms, refrigerators, pantries and kitchens; beverages; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.
“Inventory Management” means those inventory management services made available by Franchisor to Franchisee under revenue management or consulting agreements.
“LD Amount” is defined in Section 19.4.B.
“Loyalty Programs” means all loyalty, recognition, affinity, and other programs designed to promote stays at, or usage of, the Hotel, System Hotels and such other Franchisor Lodging Facilities designated by Franchisor or its Affiliates, or any similar, complementary, or successor programs. As of the Effective Date, such programs include “Marriott Rewards,” “Ritz-Carlton Rewards,” and various programs sponsored by airlines, credit card and other companies.
“Management Company” means a management company for the Hotel selected by Franchisee and consented to by Franchisor.
“Management Company Acknowledgment” means an acknowledgment signed by the Management Company, Franchisee and Franchisor, the current form of which is included in the Disclosure Document.
“Marketing Fund” means money collected by Franchisor for Marketing Fund Activities.
“Marketing Fund Activities” is defined in Section 6.2.A.
“Marketing Fund Contribution” is defined in Section 6.2.B.

“Marketing Materials” means all advertising, marketing, promotional, sales and public relations concepts, press releases, materials, concepts, plans, programs, brochures, or other information to be released to the public, whether in paper, digital or electronic, or in any other form of media.
“Marks” means: (i) any trademarks, trade names, trade dress, words, symbols, logos, slogans, designs, insignia, emblems, devices, service marks, and indicia of origin (including taglines, program names, and restaurant, spa or other outlet names); and (ii) any combinations of the above; in each case, whether registered or unregistered.
“Marriott Agreements” means, collectively, this Agreement, any other agreements executed with this Agreement related to the Hotel and any other agreement, whenever executed, related to the Hotel to which Franchisee, Guarantor or any of their respective Affiliates is a party and to which Franchisor or any of its Affiliates is also a party or beneficiary, as such agreements may be amended.
“Master Franchisee” means a Person that has the exclusive rights to develop, operate or sub-license a Brand.
“Opening Date” means the date identified as the Hotel opening date in the letter agreement issued by Franchisor described in Exhibit C.
“Opening Deadline” is defined in Exhibit C.
“Other Lodging Product” means a hotel, Vacation Club Products, whole ownership facilities, condominium, apartment or other similar lodging product that is not a Franchisor Lodging Facility.
“Other Mark(s)” is defined in Section 11.3.
“Ownership Interest” means all forms of legal or beneficial ownership of entities or property, including the following: stock, partnership, limited liability company, joint tenancy, leasehold, proprietorship, trust, beneficiary, proxy, power-of-attorney, option, warrant, and any other interest that evidences ownership or Control, whether direct or indirect (unless otherwise specified).
“Passive Investor Interests” means non-Controlling Ownership Interests in Franchisee.
“Periodic Renovations” is defined in Section 4.3.A.
“Person” means an individual (and the heirs, executors, administrators or other legal representatives of an individual), a partnership, a joint venture, a firm, a company, a corporation, a governmental department or agency, a trustee, a trust, an unincorporated organization or any other legal entity.
“Plans” means construction documents, including a site plan and architectural, mechanical, electrical, civil engineering, plumbing, landscaping and interior design drawings and specifications.
“Product Quality Standards” means those quality requirements for the design of Hotel Improvements and such other information for planning, constructing or renovating and furnishing a System Hotel, including the Electronic Systems, fire protection systems and life safety components of the Hotel.

“Property Management System” means all property management systems (including all Software, Hardware and electronic access) designated by Franchisor for use in the front office, back-of-the-office or other operations of System Hotels.
“Proprietary Marks” means any Marks, whether owned currently by Franchisor or any of its Affiliates or later developed or acquired, that are used or registered by Franchisor or one of its Affiliates, or by usage are associated with one or more System Hotels. The term “Proprietary Marks” does not include the Franchisee Marks.
“Proposed Mark” is defined in Section 11.5. G.
“Prospectus” means any registration statement, memorandum, offering document, or similar document for the sale or transfer of an Ownership Interest.
“Public Facilities” means the lobby areas, meeting rooms, convention or banquet facilities, restaurants, bars, lounges, corridors and other similar facilities at the Hotel.
“Quality Assurance Program” means the program that Franchisor uses to monitor guest satisfaction and the operations, facilities and services at System Hotels.
“Reasonable Business Judgment” is defined in Section 27.3.A.
“Reservation System” means any reservation system designated by Franchisor for System Hotels (including Software, Hardware and related electronic access).
“Reserve” is defined in Section 4.3.B.
“Restricted Person” means a Person identified by any government or legal authority as a Person with whom Franchisor or its Affiliates are prohibited from transacting business, including a Person: (i) described in Section 1 of U.S. Executive Order 13224; (ii) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States; and (iii) acting on behalf of a government of any country that is subject to such an embargo.
“Restricted Territory” is defined in Item 9 of Exhibit A.
“Sales Agent” means a representative of Franchisor or its Affiliates who acts on behalf of Franchisee for: (i) Inventory Management; (ii) booking reservations at the Hotel or other booking activities, including accessing the Reservation System; or (iii) sales activities, including arranging group sales.
“Serious Crime” means a crime punishable by either or both: (i) imprisonment of one year or more; or (ii) payment of a fine or penalty of $10,000 (or the foreign currency equivalent) or more.
“Similar Marks” is defined in Section 11.2.6.
“Soft Goods” means wall and floor coverings, window treatments, carpeting, bedspreads, lamps, artwork, decorative items, pictures, wall decorations, upholstery, textile, fabric, vinyl and similar items used in the Hotel.
“Software” means all computer software (including all future upgrades and modifications) and related documentation provided by Franchisor or designated suppliers for the Electronic Systems.

“Standards” means Franchisor’s manuals, procedures, systems, guides, programs (including the Quality Assurance Program), requirements, directives, specifications, Product Quality Standards, and such other information and initiatives for operating System Hotels.
“System” means the Standards, Intellectual Property, the Electronic Systems, the Marketing Fund Activities, Additional Marketing Programs, Marketing Materials, training programs, and other elements that Franchisor or its Affiliates have designated for System Hotels.
“System Hotel” means a hotel operated by Franchisor, an Affiliate of Franchisor, or a franchisee or licensee of Franchisor or its Affiliates under the trade name(s) identified in Item 1 of Exhibit A in any of the 50 States of the United States of America, the District of Columbia and Canada, and excludes any other Franchisor Lodging Facility or other business operation.
“Taxes” means taxes, levies, imposts, duties, fees, charges or liabilities imposed by any governmental authority, including any interest, additions to tax or penalties applicable to any of the foregoing.
“Term” is defined in Section 2.1.
“Transfer” means any absolute or conditional sale, conveyance, transfer, assignment, exchange, lease or other disposition.
“Travel Costs” means all travel, food and lodging, living, and other out-of-pocket costs.
“Travel Management Companies” means travel agencies, online travel agencies, group intermediaries, wholesalers, concessionaires, and other similar travel companies.
“Uniform System” means the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, 2014, as published by the American Hotel & Lodging Educational Institute, or any later edition, revision or replacement that Franchisor designates.
“Vacation Club Products” means timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, and points club products, programs and services and includes other forms of products, programs and services where purchasers acquire an ownership interest, use or other rights to use determinable leisure units on a periodic basis and pay in advance for such ownership interest, use or other right.
“Yield Management System” means any yield management system (including all Software, Hardware and electronic access) designated by Franchisor for use by System Hotels.

EXHIBIT C
CONVERSION
Franchisee acknowledges that the Hotel is to be renovated under the terms of this Exhibit C and Section 4.4:
1.    Property Improvement Plan.
A.    Property Improvement Plan. Based on an inspection of the Hotel, the property improvement plan prepared by Franchisor in Attachment Four outlines the conversion renovation requirements for the Hotel to become a System Hotel (the “PIP”). All renovations, furniture, fixtures and equipment will conform to the then-current System specifications at the time such work is completed.
B.    Material Change Review. If any material changes to the Hotel occur after the date stated in Item 19 of Exhibit A, then Franchisor may re-inspect the Hotel (“Material Change Review”) and modify the PIP to address such material changes. Franchisee will complete the modified PIP, including any additional requirements, to Franchisor’s satisfaction. Franchisee and its contractors will cooperate fully with any inspections Franchisor conducts under a Material Change Review.
2.    Conversion Renovation of the Hotel.
A.    Construction Start Deadline. By the date stated in Item 13 of Exhibit A (the “Construction Start Deadline”), Franchisee will have: (i) obtained written financing commitments for the PIP if necessary; (ii) obtained building permits in accordance with the approved Plans; and (iii) begun conversion renovation. Within 10 days after it has commenced the conversion renovation, Franchisee will notify Franchisor that it has satisfied the above conditions. If requested, Franchisee will deliver evidence that such conditions have been met.
B.    Opening Deadline. Franchisee will complete the conversion renovation and furnish the Hotel in accordance with the approved Plans, the Standards and the Marriott Agreements so that the Opening Date occurs by the date stated in Item 14 of Exhibit A (the “Opening Deadline”). For any item in the PIP that has a deadline for completion after the Opening Date, Franchisee will perform such item by the date stated in the PIP for completing such item.
C.    Extensions. Time is of the essence, but the Construction Start Deadline and the Opening Deadline will be equitably extended for any delay caused by acts of nature, terrorism, strikes, war, governmental restrictions, or other causes beyond Franchisee’s control (excluding for the avoidance of doubt, unavailability of financing). If Franchisee wishes to extend such deadlines, Franchisee will make a written request giving the reasons for the delay. Franchisor may, in its sole discretion, extend such deadlines, but no extension will be granted for more than six months. For any extension, Franchisor may require Franchisee to pay its then-current extension fee. The extension fee will be paid to Franchisor with the request for the extension and is nonrefundable unless Franchisor declines to grant the requested extension. Any extension of the Construction Start Deadline will automatically extend the Opening Deadline for the same amount of time.
D.    Permits and Certifications. Franchisee will obtain all permits and certifications required for lawful renovation and operation of the Hotel, including zoning, access, sign, building permits and fire requirements, and if requested, will certify that it has obtained all such permits and certifications.

E.    Compliance. Franchisee will ensure that the Hotel complies with Applicable Law, the Design and the Standards, including the Product Quality Standards and the Fire Protection and Life Safety Standards (even if such Standards exceed local code requirements).
F.    Franchisee’s Responsibilities. Franchisee is responsible for the entire cost of renovating, equipping, supplying and furnishing the Hotel as a System Hotel.
G.    Site Visits. During conversion renovation, Franchisor’s representatives may visit the job site at any time to observe the work, and Franchisee, its contractors and subcontractors will cooperate fully with any such site visits. Upon request, Franchisee will submit photos showing the progress of renovation to Franchisor. Franchisor may submit any deficiencies or discrepancies to Franchisee, and Franchisee will promptly correct such items.
3.    Opening Date. Without Franchisor’s prior approval, Franchisee will not advertise, promote or operate the Hotel as a System Hotel until:
A.    The Hotel has been renovated in accordance with the PIP, the Plans, Standards and the Marriott Agreements, as determined by Franchisor in its sole discretion. Franchisor may require Franchisee to deliver an architect’s certification that the Hotel has been renovated in accordance with the PIP and the Plans and a copy of the certificate of occupancy for the Hotel;
B.    Franchisee delivers a certificate from its licensed architect, engineer or recognized expert consultant on Accessibility Requirements in the form attached to this Exhibit C as Attachment Two;
C.    Franchisee has installed all FF&E, Electronic Systems and other items and equipment for opening the Hotel as a System Hotel, including Fixed Asset Supplies and Inventories, and all is in working order;
D.    Franchisee has employed a general manager and department managers, and they have successfully completed Franchisor’s management training program;
E.    Franchisee has paid all amounts due Franchisor;
F.    Franchisee has complied with the insurance requirements of this Agreement;
G.    Franchisee has either (i) delivered a certification in the form attached to this Exhibit C as Attachment Three that verifies the Hotel complies with Franchisor’s fire protection and life safety Standards and the fire protection and life safety systems of the Hotel are operational, or (ii) retained Franchisor and paid Franchisor the then-current testing and inspection fee to test and inspect the fire protection and life safety systems of the Hotel, and such testing and inspection verifies the Hotel complies with Franchisor’s fire protection and life safety Standards and the fire protection and life safety systems of the Hotel are operational.  Any such certification must be issued by a third party licensed fire protection engineer, engineer, or recognized expert consultant on fire and life safety requirements that has been approved by Franchisor.  Franchisor may require that such certification be issued by a party that has not participated in the design of the fire protection and life safety systems of the Hotel;
H.    Franchisee has notified Franchisor that the PIP has been completed and the Hotel is ready to open as a System Hotel; and
I.    Franchisor has granted approval to open and operate the Hotel as a System Hotel and established the Opening Date in a letter agreement signed by Franchisor and Franchisee or its general manager in the form attached to this Exhibit C as Attachment One. If Franchisor establishes an Opening Date but the letter agreement provides for additional construction, upgrading, renovation, or training (the “Additional Work”), Franchisee will be authorized to use the System and identify the Hotel as a System Hotel only for such time as Franchisee is diligently completing the Additional Work. Failure to timely complete the Additional Work is a default under this Agreement. Franchisor may review any Additional Work, and Franchisee must ensure that the Hotel complies with all requirements of Franchisor following such review. Franchisee, its contractors and subcontractors must cooperate fully with any inspections conducted by Franchisor. If any site visits and inspections are necessary to ensure the Hotel complies with the Additional Work requirements, Franchisor may charge its then-current fee for the additional time spent inspecting the Hotel plus Travel Costs. If Franchisor determines an additional test and inspection of the fire protection systems or life safety components of the Hotel is necessary, Franchisor may charge Franchisee its then-current fee for such site visits and inspections.
4.    Inspection of the Hotel. Franchisor will use its commercially reasonable efforts to inspect the Hotel within 20 days after receipt of the notice specified in Section 3.H of this Exhibit C to determine whether Franchisee has satisfied all the requirements for opening the Hotel as a System Hotel; however, Franchisor will not be liable for delays or loss caused by Franchisor’s inability to complete an inspection within such time period. If at any time Franchisor determines any additional testing and inspection of the Hotel’s fire protection and life safety systems are necessary, Franchisor may require that Franchisee comply with clause (ii) of Section 3.G of this Exhibit C.
5.    Opening Team. Franchisor will provide an opening team to assist in the opening of the Hotel as a System Hotel and to train the Hotel employees. The team members will remain at the Hotel for such time as Franchisor deems appropriate to open the Hotel as a System Hotel. Franchisee will pay Franchisor’s costs associated with providing such assistance, including Travel Costs.
6.    Opening Advertising. Franchisee will conduct an opening advertising and marketing campaign that complies with the Standards.

ATTACHMENT ONE
TO EXHIBIT C

AUTHORITY TO OPEN LETTER
Date
[Franchisor]
10400 Fernwood Road
Bethesda, Maryland 20817
[Franchisee and address]
_________________________
_________________________
_________________________
Attn:_____________________

Re:	Authority to Open and Operate the [______] Hotel located at [address] under the Franchise Agreement dated (“Franchise Agreement”) between [Franchisor] and ______________
Dear _____________:
Congratulations! You are authorized and directed to open for business as a System Hotel at the Approved Location as of ____________, which date is the Opening Date.
The number of Guestrooms at the Hotel authorized by Franchisor is _______. The Franchise Agreement prohibits the Franchisee from changing the number of Guestrooms without the prior consent of Franchisor. [The number of Guestrooms at the Hotel has increased by _____ Guestrooms since the date of the Franchise Agreement, and Franchisee must pay an expansion fee in the amount of $___________. Please send a check payable to [Franchisor] at the address above to the attention of: Franchise Development, Dept.__________.]
[The Hotel has not been completed to Franchisor’s specifications. However, based on your agreement to complete the work in Attachment A (the “work”) by the date(s) in that Attachment, Franchisor is willing to establish the Opening Date as an accommodation to you. The work must be completed to the satisfaction of Franchisor by no later than _____________, or you will be in breach of the Franchise Agreement, which may result in suspending the Hotel from the Reservation System or termination of the Franchise Agreement.]
All terms used and not defined in this Letter have the meanings stated in the Franchise Agreement.
We wish you much success and thank you for your ongoing commitment to Marriott brands.

Respectfully submitted,			AGREED AND ACCEPTED:

FOR [FRANCHISOR]:			FOR FRANCHISEE:

By:	(SEAL)	By:		(SEAL)
Name:		Name:
Title		Title:

ATTACHMENT TWO
TO EXHIBIT C

ADA CERTIFICATION
(to be completed by Franchisee’s licensed architect, engineer or ADA consultant)
In connection with the [NAME AND LOCATION OF HOTEL] (the “Hotel”), I hereby certify to [FRANCHISEE] and to [FRANCHISOR] that:
[For an “historic hotel” insert: The Hotel [is eligible for listing in the National Register of Historic Places under the National Historic Preservation Act] [has been designated as historic under State or local law] [is a qualified historic building under the Uniform Federal Accessibility Standards] (an “historic hotel”);]
I have used professionally reasonable efforts to ensure that the Hotel complies with the requirements of the Americans with Disabilities Act (“ADA”) [For an “historic hotel” insert: as applicable to an historic hotel], and all other related or similar state and local laws, regulations, and other requirements governing public accommodations for persons with disabilities in effect at the time that this certification is made; and
In my professional judgment, the Hotel does in fact comply with such requirements.

By:    ____________________________
Print Name:    ____________________________
Firm:    ____________________________
Date:    ____________________________

ATTACHMENT THREE
TO EXHIBIT C

FIRE & LIFE SAFETY CERTIFICATION
(to be completed by Franchisee’s third-party licensed fire protection engineer, engineer or fire and life safety consultant)
In connection with the [NAME AND LOCATION OF HOTEL] (the “Hotel”), I hereby certify to [FRANCHISEE] and to [FRANCHISOR] that:
I have used professionally reasonable efforts to ensure that the Hotel complies with Marriott International, Inc.’s Fire Protection and Life Safety Standards in effect as of the [EFFECTIVE DATE OF FRANCHISE AGREEMENT] ; and
In my professional judgment, the Hotel does in fact comply with such standards.

By:    ____________________________
Print Name:    ____________________________
Firm:    ____________________________
Date:    ____________________________

ATTACHMENT FOUR
TO EXHIBIT C
PROPERTY IMPROVEMENT PLAN

1.0	SITE / BUILDING EXTERIOR

1.1	Hotel Entry

.1	Provide an architectural canopy that includes upper upscale materials, architectural and decorative lighting and signage. Ensure guests recognize and are directed to Hotel registration upon arrival.

2.0	PUBLIC SPACES

2.1	Lobby

.1
Provide a dedicated 24-hour doorman. Alternatively, provide automatic doors at Hotel entry; include vestibule, revolving door, or other solution to mitigate intrusion of exterior environment on interior space.

.2
Provide an operations plan to maintain all exposed conduit, ventilation systems, plumping pipes and equipment clean and dust-free. Alternatively, provide a ceiling to conceal all mechanical equipment for an upper upscale perception; combination ceiling with decorative ceiling tile system, and finished drywall accepted.

.3
Provide new furnishings to better activate space; include coffee tables, throw pillows and decorative table lighting to give space an upper upscale ambiance. Low level lighting (table and floor lamps) needed as a priority. Consider adding cafe curtains to soften the interior.

.4	Ensure guest safe deposit boxes in the front desk area, unless not required by State law.

2.2	Public Restrooms – All Areas

1.	Provide toilet partitions with full-height front wall, louvered/ paneled doors and plastic laminate or stone dividers.

2.	Provide stone or other approved material dividers at urinals.

3.	Replace damaged acoustical ceiling tiles, and ensure upscale lighting (no exposed light bulbs).

4.	In both men's and women's restroom; provide framed full-length mirror.

5.	Lobby Restroom: Provide a complete upgrade for an upper-upscale experience; solution to be agreed by Franchisor.

2.3	Elevator Lobbies – Street Level

1.	Provide an upgrade to the elevator lobby, such as upgraded architectural door surround, graphic on doors or interesting brand relevant call buttons.

2.	Provide a new patterned area rug for visual interest and to add an element of upper upscale quality.

3.	Provide a table lamp at the seating group.

3.0	FOOD & BEVERAGE

3.1	Restaurant & Bar

.1
Provide an operations plan to maintain all exposed conduit, ventilation systems, plumping pipes and equipment clean and dust-free. Alternatively, provide a ceiling to conceal all mechanical equipment for an upper upscale perception; combination ceiling with decorative ceiling tile system, and finished drywall accepted.

4.0	RECREATION FACILITIES

4.1	Fitness Center

.1	Provide a ceiling solution; upgrade lay-in tile ceiling system with integral lighting, or other; solution to be agreed by Franchisor.

.2	Replace all cardiovascular equipment with new. Include cardio theatre for all aerobic equipment (remove existing TVs).

.3	Provide large ceiling or wall-mounted flat panel television to free-weight area for viewing from this area.

.4	Provide millwork cabinetry to display fruit bowl, hold towels, magazines, headphones, sanitary wipes, and trash receptacles.

.5	Add a decorative profiled frame to all wall mirrors, or replace with floor to ceiling plate glass mirror for an upper upscale appearance.

.6	Provide artwork or colorful graphics throughout. Incorporate an accent wall for visual interest.

.7	Provide card key access.

5.0	RETAIL SPACES

5.1	Retail

.1	Provide guest access within the building to a variety of sundry products.

6.0	FUNCTION SPACES
6.1    Pre-Function (Entry Area) - Crescent Bldg. ‘B’

.1	Provide a finished drywall ceiling feature with lighting to project an upper upscale quality level; similar to the floating plane in building entry area.

.2
Flooring to be upgraded throughout the pre-function area and extend the length of circulation corridor and elevator lobby. Refinish or replace all flooring to an upper upscale quality level; solution to be agreed by Franchisor.

.3	Conceal curtain rod with a decorative millwork cornice at drapery that conceals wet bar.

.4	Extend copper panels at back bar to height of space.

.5	Repair patched brick wall in wet bar area to match surrounding wall.

.6	Provide additional plants and planters and decorative throw pillows at leather sofas.

.7	Provide lined and interlined drapery panels at windows.
6.2    Library Meeting Room

.1	Provide finished drywall coffered ceilings with lighting to project an upper upscale quality level.

.2	Provide a door solution for privacy within the space, barn door recommended (as at Private Dining Room).

.3	Ensure ability to blackout light levels during presentations.

7.0	GUEST ACCOMMODATIONS
7.1    Guest Corridors & Elevator Lobbies - To be completed by December 31, 2017

.1	Provide a partial renovation to upgrade and lighten guest circulation areas:

a.	Replace any acoustical ceiling tiles that are not upscale, decorative tiles.

b.	Repaint all millwork and trim for a lighter look.

c.	Provide an accent wall at the corridor ice station to create interest and an upper upscale appearance.

.2	Relocate table lamp and provide recessed down lights at all ice machine niches.

.3	Provide house phone on console in each elevator lobby.

.4	Replace carpet tiles with 80/20 wool/nylon Axminster carpet or other solution agreed to by Franchisor to reflect an upper upscale quality level, include carpet pad.

.5	Provide thresholds at all Guestroom entries; stone or other approved material.
7.2    Typical Guestroom - To be completed by December 31, 2017

.1	Provide a more finished look at entry foyers and other areas with extensive exposed concrete floor, stained concrete or other solution. Clean finished edges at material junctions.

.2	Provide lined and interlined drapery at all windows to raise the perceived quality level of the Guestrooms (drapery valance exists along wall length).

.3	Provide lamp at nightstand for an additional decorative element within the room and to reflect a full service standard.

.4
Provide new upscale bedding package, include duvet and new pillows (king size for king beds, and queen size for queen beds), and decorative elements such as pillows and/or bed throw that reinforce the brand message.

.5	Provide a new desk chair with an upholstered frame chair for an additional decorative element into the room.

.6	Consider providing a dedicated area for coffee service. This should not be displayed in bathrooms, closets or on desks.

.7	Provide wider nightstands where possible.

.8	Touch-up all scratched or damaged windowsills, flooring, millwork, and Case Goods (refrigerator cabinet inside).

.9	Add painted millwork window sill where lacking. As example; this was noted as lacking in 718.

.10	Provide wire management at desk.

.11	Adjust desk location to align with the wall panel where applicable.

.12	Provide a finished edge at exposed corners where finishes differ (such as where entry foyer meets Guestroom).

.13	Modify open closet to store and conceal ironing board and iron, and supplies (blankets, pillows, etc.) if applicable. Ensure full-length clothes hanging capability.

.14	Replace area rug with a patterned design that reflects an upper upscale quality level.

.15	Replace sofa opposite bathroom entry and entry foyer with a console or credenza where applicable. New furniture to act as a welcoming gesture into the room, and ideally suitable for coffee service.
7.3    Guestroom Bath - To be completed by December 31, 2017

.1	Provide individual amenities (in addition to bulk amenities) or have these available upon request.

.2	Provide additional vanity space:

a.	Install a second-spare toilet paper holder.

b.	Hang hair dryer in closet or on bathroom robe hook.

.3	ADA Bath: Provide supplemental surface area for guest amenities.

.4	Replace any stained marble floor tile with new to match.

.5	Provide concept relevant artwork.

.6	Remove (over-scaled) towel racks; provide under vanity towel storage and towel bars (near shower access as possible).

8.0	ADMINISTRATION AND EMPLOYEE FACILITIES
8.1    Administrative Offices, Employee Lockers & Cafeteria and Service Corridors

1.	Ensure F&B offerings for Hotel staff.

9.0	ENGINEERING AND MAINTENANCE - No Requirements

10.0	FOOD PRODUCTION
10.1    General Requirements

.1
Food service operations must meet Franchisor, ASI and Health Department checklist of standards. Franchisor reserves the right to complete a Food and Beverage Sanitation Audit of the Hotel to ensure that it complies with all Franchisor food safety requirements. The audit will be conducted by Franchisor or a third-party consultant and will evaluate all food and beverage areas at the Hotel, including without limitation equipment, floors, walls, ceilings and storage areas. Franchisee will be responsible for all costs and expenses associated with bringing the Hotel into compliance with Franchisor’s food safety standards and other requirements, as determined by Franchisor.

.2
Perform an equipment assessment to determine end of serviceable life for all major and minor pieces of equipment. Specific attention should be given in the equipment assessment to all refrigeration equipment.

11.0	LAUNDRY AND HOUSEKEEPING - No Requirements

12.0	ELEVATORS
12.1    Guest Elevator Cabs

.1	Provide an upgrade to all elevator cabs including new controls, hall lanterns and call buttons.

.2	Bldg. A: Complete the (owner intended) modernization of elevator mechanicals.

13.0	HOTEL SUPPORT SYSTEMS
13.1    Data & Telecommunications

.3	Provide data and telecommunications systems and hardware as noted in separate report and recommendation matrix. (Document to be provided.)
13.2    PMS / POS / Hotel Systems

.4	Provide property management system hardware and software as noted in separate report and recommendation matrix. (Document to be provided.)

14.0	FIRE PROTECTION AND LIFE SAFETY

14.2	Fire Alarm

.1
Replace the hardwired ionization single station smoke alarms equipped with battery back up in the Guestrooms with photoelectric single station smoke alarms equipped with battery backup. To be completed as the ionization smoke alarms have reached the end of their 10 year service life.

.2
Ensure that the fire alarm devices function and when tested meet the following requirements: Activation of room smoke alarm to immediately and automatically sound an alarm (three pulse temporal pattern) within the room of incident. Activation of a water flow switch, BOH or public area smoke detector, must create a general alarm for that designated floor. Activation of a water flow switch, BOH or public area smoke detector must be programmed to identify the exact location/room of that device. Activation of a tamper switch must provide a supervisory signal to the panel and be programmed to identify the exact function/area it serves.

.3
Provide hardwired battery backup carbon monoxide detectors or system carbon monoxide detectors in mechanical rooms containing gas fired water heaters and in locations with other gas appliances (i.e. kitchen, water heater rooms and generator rooms, etc.). Connect so the detectors sound a local alarm.

14.3	Life Safety

.1
All fire doors must be self-closing and latching. This includes the access doors to the laundry and trash chutes. On the eighth floor of Tower B neither of these access doors were self-closing and latching.

.2	Install emergency lighting on the exterior of all marked emergency exits.

.3	Remove storage from the main electrical room in Tower A.

14.4	Sprinkler

.1
Install an inspector's test valve at the remote area of each fire sprinkler zone during the next scheduled renovation period. Equip the test valves with a hard piped drain to the exterior on ground level or an interior drain capable of handling full flow.

.2	Certify that all the concealed sprinklers in the Guestrooms and Guestroom corridors are quick response. If not, replace with quick response sprinklers.

.3	Replace/repair all caulked concealed sprinklers. For example in rooms 719 and 714. Currently these sprinklers are not operable.

.4	Provide documentation for the annual fire pump tests in accordance with NFPA 20.

14.5	Smoke Control

.1
Install stairwell pressurization in the two exit stairwells in Tower A. Ensure they are in compliance with The Life Safety Code, NFPA 101. NFPA requires 15 lbs. to release the door hatch, 30 lbs. to set the door in motion and 15 lbs. to open the door to required width. The stair pressurization system must have a pressure difference across the barrier of not less than .05 in. water column.

14.0	MECHANICAL PLUMBING ELECTRICAL

15.1	Mechanical

.1	Complete the ongoing installation of new Guestroom HVAC (50% in 2015 and 50% in 2016).

15.2	Electrical

.1
Replace down-light reflectors to coordinate. As example; these were noted as not matching in guest corridors in Queen Bldg. 'A', and in Guestroom bath in Crescent Bldg. ‘B’. No fluorescents in guest corridors or elsewhere.

15.3	Plumbing

.1	Complete the ongoing installation of new Guestroom toilets; ensure closed-front toilet seats.

15.0	Materials & Products / Signage

16.1	EXTERIOR SIGNAGE

.2
Provide one plaque mounted at the main entrance designating Hotel’s affiliation with The Autograph Collection. DM to provide number, size and location. The two sizes available are: 12 X 20 and 8 X 14. Both are ¾" thick.

EXHIBIT D
DESIGN AND INDEPENDENT HOTEL BRAND REQUIREMENTS
GR.0  GENERAL (ALL HOTEL AREAS)

GR.1 Branding Strategy
.1 Reinforce the concept for the Hotel through interior design and FF&E selections and layout, styling, graphics, collateral, website/digital presence and activation of signature service moments throughout the property consistent with Autograph Collection.
.2 Evaluate existing customer service strategies to support an upper upscale guest experience.

D-1